                                                                                                Exhibit 99.1


                                                                                                           PAGE
                                                                                                           ----
GLOSSARY...........................................................................................         ii

PART I. FINANCIAL INFORMATION

         Item 1.  Financial Statements

                      Condensed Statements of Consolidated Income -
                      Three Months Ended March 31, 2004 and 2003...................................           1

                      Condensed Statements of Consolidated Comprehensive Income -
                      Three Months Ended March  31, 2004 and 2003..................................           2

                      Condensed Statements of Consolidated Cash Flows -
                      Three Months Ended March 31, 2004 and 2003...................................           3

                      Condensed Consolidated Balance Sheets -
                      March 31, 2004 and December 31, 2003.........................................           4

                      Notes to Financial Statements................................................           5

                      Report of Independent Registered Public Accounting Firm......................          26

         Item 2.  Management's Discussion and Analysis of Financial Condition
                  and Results of Operations........................................................          27







----------------------------------------------------------------------------------------------------------------

                                    GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.

1999 Restructuring Legislation.................     Legislation that restructured the electric utility industry in Texas to provide for competition

2003 Form 8-K..................................     the Form 8-K of TXU Corp. filed November 22, 2004, which reclassifies the financial information reported in the 2003 Form 10-K to present the TXU Australia, TXU Gas and the Pedricktown, New Jersey
                                                    (power production) businesses as discontinued operations

2003 Form 10-K.................................     TXU Corp.'s Annual Report on Form 10-K for the year ended
                                                    December 31, 2003

Bcf............................................     billion cubic feet

Commission.....................................     Public Utility Commission of Texas

EITF...........................................     Emerging Issues Task Force

EITF 98-10 ....................................     EITF Issue No. 98-10, "Accounting for Contracts Involved in
                                                    Energy Trading and Risk Management Activities"

EITF 02-3 .....................................     EITF Issue No. 02-3, "Issues Involved in Accounting for
                                                    Derivative Contracts Held for Trading Purposes and Contracts
                                                    Involved in Energy Trading and Risk Management Activities"

Electric Delivery..............................     refers to TXU Electric Delivery Company (formerly Oncor
                                                    Electric Delivery Company), a subsidiary of US Holdings, or
                                                    Electric Delivery and its consolidated bankruptcy remote
                                                    financing subsidiary, TXU Electric Delivery Transition Bond
                                                    Company LLC (formerly Oncor Electric Delivery Transition
                                                    Bond Company LLC), depending on context

Energy.........................................     refers to TXU Energy Company LLC, a subsidiary of US
                                                    Holdings, and/or its consolidated subsidiaries, depending on context

ERCOT..........................................     Electric Reliability Council of Texas, the Independent
                                                    System Operator and the regional reliability
                                                    coordinator of various electricity systems within
                                                    Texas

ERISA..........................................     Employee Retirement Income Security Act

FASB...........................................     Financial Accounting Standards Board, the designated
                                                    organization in the private sector for establishing
                                                    standards for financial accounting and reporting

FERC...........................................     Federal Energy Regulatory Commission

FIN............................................     Financial Accounting Standards Board Interpretation

FIN 46.........................................     FIN No. 46, "Consolidation of Variable Interest Entities -
                                                    An Interpretation of ARB No. 51"

FIN 46R........................................     FIN No. 46 (Revised 2003), "Consolidation of Variable
                                                    Interest Entities - An Interpretation of ARB No. 51"

Fitch..........................................     Fitch Ratings, Ltd.

GWh............................................     Gigawatt-hours

historical service territory...................     US Holdings' historical service territory, largely in north
                                                    Texas, at the time of entering competition on January 1, 2002

IRS............................................     Internal Revenue Service

Moody's........................................     Moody's Investors Services, Inc.

MW.............................................     megawatts

NRC............................................     United States Nuclear Regulatory Commission

Pinnacle.......................................     Pinnacle One Partners, L.P., the holding company for the
                                                    telecommunications business and formerly a joint venture

price-to-beat rate.............................     residential and small business customer electricity rates
                                                    established by the Commission in the restructuring of the
                                                    Texas market that are required to be charged in a REP's
                                                    historical service territories until January 1, 2005 or when
                                                    40% of the electricity consumed by such customer classes is supplied by competing REPs, adjusted periodically for
                                                    changes in fuel costs, and required to be available to those customers until January 1, 2007

REP............................................     retail electric provider

RRC............................................     Railroad Commission of Texas

S&P............................................     Standard & Poor's, a division of the McGraw Hill Companies

Sarbanes-Oxley.................................     Sarbanes - Oxley Act of 2002

SEC............................................     United States Securities and Exchange Commission

SFAS...........................................     Statement of Financial Accounting Standards issued by the
                                                    FASB

SFAS 133.......................................     SFAS No. 133, "Accounting for Derivative Instruments and
                                                    Hedging Activities"

SFAS 140.......................................     SFAS No. 140, "Accounting for Transfers and Servicing of
                                                    Financial Assets and Extinguishments of Liabilities, a
                                                    replacement of FASB Statement 125"

SFAS 143.......................................     SFAS No. 143, "Accounting for Asset Retirement Obligations"

SFAS 150.......................................     SFAS No. 150, "Accounting for Certain Financial Instruments
                                                    with Characteristics of Both Liabilities and Equity"

SG&A...........................................     selling, general and administrative

TXU Australia..................................     refers to TXU Australia Group Pty Ltd, a subsidiary of TXU
                                                    Corp., and/or its consolidated subsidiaries, depending on
                                                    context

TXU Business Services..........................     TXU Business Services Company, a subsidiary of TXU Corp.

TXU Communications.............................     TXU Communications Ventures Company, a subsidiary of Pinnacle

TXU Corp.......................................     refers to TXU Corp., a holding company, and/or its
                                                    consolidated subsidiaries, depending on context

TXU Europe.....................................     TXU Europe Limited, a former subsidiary of TXU Corp.

TXU Gas........................................     TXU Gas Company, a subsidiary of TXU Corp.

TXU Mining.....................................     TXU Mining Company LP, a subsidiary of Energy

TXU Portfolio Management.......................     TXU Portfolio Management Company LP, a subsidiary of Energy

UK.............................................     United Kingdom

US.............................................     United States of America

US GAAP........................................     accounting principles generally accepted in the US

US Holdings....................................     TXU US Holdings Company, a subsidiary of TXU Corp.

                          PART I. FINANCIAL INFORMATION


Item 1.  FINANCIAL STATEMENTS

                           TXU CORP. AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (Unaudited)

                                                                                        Three Months Ended
                                                                                            March 31,
                                                                                       ----------------------
                                                                                         2004         2003
                                                                                        ------       ------
                                                                                       (millions of dollars,
                                                                                     except per share amounts)
Operating revenues............................................................          $2,132        $1,922

Costs and expenses:
   Cost of energy sold and delivery fees......................................             906           841
   Operating costs...........................................................              343           353
   Depreciation and amortization..............................................             190           185
   Selling, general and administrative expenses...............................             223           206
   Franchise and revenue-based taxes..........................................              85            96
   Other income...............................................................              (9)           (9)
   Other deductions...........................................................              19            18
   Interest income............................................................              (4)           (8)
   Interest expense and related charges.......................................             184           202
                                                                                        ------        ------
       Total costs and expenses...............................................           1,937         1,884
                                                                                        ------        ------
Income from continuing operations before income taxes and cumulative effect
    of changes in accounting principles.......................................             195            38

Income tax expense............................................................              63             4
                                                                                        ------        ------
Income from continuing operations before cumulative effect
   of changes in accounting principles........................................             132            34

Income from discontinued operations, net of tax expense (Note 3)..............              50            69

Cumulative effect of changes in accounting principles, net of tax benefit
  (Note 2)....................................................................               -           (58)
                                                                                        ------        ------
Net income ...................................................................          $  182        $   45

Preference stock dividends ...................................................               5             5
                                                                                        ------        ------
Net income available to common shareholders...................................          $  177        $   40

Average shares of common stock outstanding (millions):
   Basic......................................................................             323           321
   Diluted....................................................................             380           378

Per share of common stock:
   Basic earnings:
     Income from continuing operations before cumulative effect of
       changes in accounting principles.......................................          $  0.41        $0.11
     Preference stock dividends...............................................            (0.01)       (0.02)
     Income from discontinued operations, net of tax expense..................             0.15         0.21
     Cumulative effect of changes in accounting principles, net of tax benefit              -          (0.17)
     Net income available to common shareholders..............................             0.55         0.13
   Diluted earnings:
     Income from continuing operations before cumulative effect of
       changes in accounting principles.......................................          $  0.38        $0.13
     Preference stock dividends...............................................            (0.01)       (0.02)
     Income from discontinued operations, net of tax expense.................              0.13         0.18
     Cumulative effect of changes in accounting principles, net of tax benefit             -           (0.15)
     Net income available to common shareholders..............................             0.50         0.14

   Dividends declared........................................................              0.125        0.125

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
            CONDENSED STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
                                   (Unaudited)

                                                                   Three Months Ended
                                                                        March 31,
                                                                   --------------------
                                                                    2004         2003
                                                                   ------       ------
Components related to continuing operations:

   Income from continuing operations before
     cumulative effect of changes in accounting principles.....      $132        $  34

   Other comprehensive income (loss), net of tax effects:
     Cash flow hedges:
        Net change in fair value of derivatives (net of tax
          benefit of $33 and $48)......................              (62)         (90)
        Amounts realized in earnings during the period
          (net of tax expense of $6 and $34)...........               12           63
                                                                    ----         ----
            Total.............................................       (50)         (27)
                                                                    ----         ----
   Comprehensive income related to continuing operations......        82            7

Components related to discontinued operations:

   Income from discontinued operations, net of tax............        50           69

   Other comprehensive (loss) income, net of tax effects:
     Foreign currency translation adjustment .................         7           55
     Minimum pension liability adjustments (net of tax
        (expense) benefit of $(1) and $3).....................         1           (6)
     Cash flow hedges:
        Net change in fair value of derivatives (net
          of tax benefit of $8 and $8)........................       (19)         (18)
        Amounts realized in earnings during the period
          (net of tax expense of $4 and $8)...................         8           18
                                                                    ----         ----
            Total.............................................        (3)          49
                                                                    ----         ----

   Comprehensive income  related to discontinued operations...        47          118

Cumulative effect of changes in accounting principles, net
of tax benefit................................................         -          (58)
                                                                    ----         ----
Comprehensive income..........................................      $129         $ 67
                                                                    ====         ====

See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                 CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
                                   (Unaudited)

                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                            --------------------
                                                                                               2004      2003
                                                                                              ------    ------
                                                                                            (millions of dollars)
Cash flows - operating activities:
  Income from continuing operations before cumulative effect of
    changes in accounting principles..............................................             $ 132     $   34
  Adjustments to reconcile income from continuing operations before cumulative effect of changes in accounting principles to cash provided by operating activities:
     Depreciation and amortization ...............................................               208        206
     Deferred income taxes and investment tax credits - net ......................                61        (14)
     Net gain from sale of  assets................................................                (1)        (6)
     Net effect of unrealized mark-to-market valuations of commodity contracts....                18         17
     Net equity (income) loss from unconsolidated affiliates and joint ventures...                (1)        16
     Reduction in regulatory liability............................................                 -        (42)
  Changes in operating assets and liabilities.....................................               (79)       608
                                                                                               -----     ------
         Cash provided by operating activities....................................               338        819
                                                                                               -----     ------
Cash flows - financing activities:
  Issuances of  securities:
     Long-term debt...............................................................                 -      1,293
     Common stock.................................................................                 8          4
  Retirements/repurchases of securities:
     Long-term debt...............................................................              (723)      (468)
     Preferred securities of subsidiary, subject to mandatory redemption..........                 -         (4)
  Change in notes payable.........................................................               176     (1,303)
  Cash dividends paid:
     Common stock.................................................................               (40)       (40)
     Preference stock.............................................................                (5)        (5)
  Redemption deposit applied to debt retirements..................................                 -        138
  Debt premium, discount, financing and reacquisition expenses....................               (19)       (47)
                                                                                               -----     ------
         Cash used in financing activities........................................              (603)      (432)

Cash flows - investing activities:
  Capital expenditures............................................................              (147)      (185)
  Proceeds from sale of assets....................................................                 1         13
  Nuclear fuel....................................................................               (47)         -
  Other...........................................................................                 7         26
                                                                                               -----     ------
         Cash used in investing activities........................................              (186)      (146)
                                                                                               -----     ------
Cash provided by discontinued operations..........................................                43         35
                                                                                               -----     ------
Net change in cash and cash equivalents...........................................              (408)       276

Cash and cash equivalents - beginning balance.....................................               829      1,514
                                                                                               -----     ------
Cash and cash equivalents - ending balance........................................             $ 421     $1,790
                                                                                               =====     ======

See Notes to Financial Statements.

                                                TXU CORP. AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED BALANCE SHEETS
                                                        (Unaudited)

                                                                                      March 31,    December 31,
                                                                                        2004           2003
                                                                                      ----------   -------------
                                      ASSETS                                           (millions of dollars)
Current assets:
  Cash and cash equivalents........................................................... $    421       $    829
  Restricted cash.....................................................................        9             12
  Accounts receivable -- trade........................................................    1,061          1,018
  Inventories.........................................................................      381            419
  Commodity contract assets...........................................................    1,057            959
  Assets of telecommunications holding company........................................        -            110
  Other current assets................................................................      302            303
                                                                                       --------       --------
         Total current assets.........................................................    3,231          3,650

Investments:
  Restricted cash.....................................................................      580            582
  Other investments...................................................................      653            632
Property, plant and equipment -- net..................................................   16,768         16,803
Goodwill..............................................................................      558            558
Regulatory assets --  net.............................................................    1,863          1,872
Commodity contract assets.............................................................      134            121
Cash flow hedges and other derivative assets..........................................       37             88
Other noncurrent assets...............................................................      203            214
Assets held for sale..................................................................    7,043          7,200
                                                                                       --------       --------
         Total assets................................................................. $ 31,070       $ 31,720
                                                                                       ========       ========

                  LIABILITIES, PREFERRED SECURITIES OF SUBSIDIARIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Notes payable - banks............................................................... $    175       $      -
  Long-term debt due currently........................................................      451            678
  Accounts payable -- trade...........................................................      923            790
  Commodity contract liabilities......................................................      996            913
  Liabilities of telecommunications holding company...................................        -            603
  Other current liabilities...........................................................    1,114          1,221
                                                                                       --------       --------
         Total current liabilities....................................................    3,659          4,205

Accumulated deferred income taxes.....................................................    3,728          3,759
Investment tax credits................................................................      426            430
Commodity contract liabilities........................................................      101             59
Cash flow hedges and other derivative liabilities.....................................      298            240
Long-term debt held by subsidiary trusts..............................................      546            546
All other long-term debt, less amounts due currently..................................   10,588         10,608
Other noncurrent liabilities and deferred credits.....................................    2,165          2,243
Liabilities held for sale.............................................................    2,809          2,952
                                                                                       --------       --------
         Total liabilities............................................................   24,320         25,042
Preferred securities of subsidiaries (Note 6).........................................      761            759
Contingencies (Note 8)
Shareholders' equity (Note 7):
  Preferred stock - not subject to mandatory redemption...............................      300            300
  Common stock without par value:  Authorized shares:  1,000,000,000
     Outstanding shares: 324,001,906 and 323,883,092..................................       34             48
     Additional paid-in capital.......................................................    8,097          8,097
     Retained deficit.................................................................   (2,361)        (2,498)
     Accumulated other comprehensive loss.............................................      (81)           (28)
                                                                                       --------       --------
      Total common stock equity.......................................................    5,689          5,619
                                                                                       --------       --------
        Total shareholders' equity....................................................    5,989          5,919
                                                                                       --------       --------
         Total liabilities, preferred securities of subsidiaries and
           shareholders' equity....................................................... $ 31,070       $ 31,720
                                                                                       ========       ========

  See Notes to Financial Statements.

                           TXU CORP. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

1.    SIGNIFICANT ACCOUNTING POLICIES AND BUSINESS

      Description of Business - TXU Corp. is a holding company conducting its operations principally through its Energy and Electric Delivery subsidiaries. Energy is engaged in electricity generation, retail and wholesale energy sales, and hedging and risk management activities. Electric Delivery engages in regulated electricity transmission and distribution operations.

      Strategic Initiatives - As previously reported, on February 23, 2004, C. John Wilder was named president and chief executive of TXU Corp. Mr. Wilder was formerly executive vice president and chief financial officer of Entergy Corporation. Mr. Wilder has been reviewing the operations of TXU Corp. and has formulated certain strategic initiatives and continues to develop others.

      Areas to be reviewed include:

       o Performance in competitive markets, including profitability in new markets
       o  Cost structure, including organizational alignments and headcount
       o Management of natural gas price risk and cost effectiveness of the generation fleet
       o  Non-core business activities

      On April 26, 2004, TXU Corp. announced the following series of transactions, as well as various performance improvement initiatives as follows:

       o TXU Australia  will be sold to Singapore  Power Ltd. (see Note 3).
       o TXU Corp. also agreed to sell the assets of TXU Fuel Company, the gas transportation subsidiary of Energy, to Energy Transfer Partners, L.P. for $500 million in cash. As part of the transaction, Energy will have an eight-year transportation agreement with the new owner to transport gas to Energy's generation plants. The transaction is expected to close on June 1, 2004, subject to review under the Hart-Scott-Rodino Act.
      o  TXU Corp. also announced its intent to sell TXU Gas (see Note 3).
      o The anticipated net proceeds from these sales transactions allow for the repurchase of preferred membership interests (as described immediately below).
      o On April 26, 2004, TXU Corp. repurchased all $750 million outstanding principal amount of Energy's Exchangeable Preferred Membership Interests at a price of $1.8 billion funded initially by borrowings under available credit facilities. The transaction will result in savings of $68 million in annual cash distributions and the elimination of 57.1 million diluted common shares. The transaction will also result in a reduction in additional paid-in capital of approximately $815 million. This amount represents the excess of the $1.8 billion repurchase amount over the carrying amount of the security, net of approximately $380 million in deferred income tax benefits arising from the transaction. The carrying amount of the security is the $750 million principal amount less a $102 million remaining unamortized discount. The $815 million charge to paid-in capital will reduce net income available to common shareholders, in the same manner as TXU Corp.'s existing preference share dividends.
      o TXU Corp. anticipates performance improvements as a result of various strategic initiatives, including reduced administrative support costs, increased base load (nuclear and coal-fired) generation plant output and improved operating results in markets outside the historical service territory. In the first quarter of 2004, TXU Corp. recorded a $17 million ($11 million after-tax) charge, reported in other deductions, consisting of $16 million for accrued severance benefits and $1 million in asset writedowns related to these initiatives.

      The review of TXU Corp.'s operations and formulation of strategic initiatives is ongoing. The phases of the plan expected to result in unusual charges are anticipated to be largely completed within one year. Upon completion of each phase of the plan, TXU Corp. expects to fully describe the actions intended to improve the financial performance of its operations.

      Facility Closings -- On March 29, 2004, Energy announced it will permanently retire eight gas-fired operating units due to electric industry market conditions in Texas. Energy will also temporarily close four other gas-fired units and place them under evaluation for retirement. The 12 units represent a total of 1,471 MW, or more than 13 percent, of Energy's gas-fired generation capacity in Texas. A majority of the 12 units were designated as "peaking units" and operated only during the summer for many years and have operated only sparingly during the last two years. Most of the units were built in the 1950s. Energy also determined that it will close its Winfield North Monticello lignite mine in Texas later this year as it is no longer economical to operate. The mine closure will result in the need to purchase coal to fuel the adjacent generation facility. A total charge of $8 million ($5 million after-tax) was recorded in the first quarter for production employee severance costs and impairments related to the various facility closures.

      Discontinued Businesses - See Note 3 for detailed information about discontinued operations.

      Basis of Presentation -- The condensed consolidated financial statements of TXU Corp. have been prepared in accordance with US GAAP and on the same basis as the audited financial statements included in its 2003 Form 8-K, except for the changes in estimates of depreciable lives of assets discussed below. In the opinion of management, all other adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position have been included therein. All intercompany items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the condensed consolidated interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes included in the 2003 Form 8-K. The results of operations for an interim period may not give a true indication of results for a full year.

      All dollar amounts in the financial statements and tables in the notes, except per share amounts, are stated in millions of US dollars unless otherwise indicated.

      Depreciation of Energy Production Facilities -- Effective January 1, 2004, the estimates of the depreciable lives of lignite-fired generation facilities were extended an average of nine years to better reflect the useful lives of the assets, and depreciation rates for the Comanche Peak nuclear generating plant were decreased as a result of an increase in the estimated lives of boiler and turbine generator components of the plant by an average of five years. The net impact of these changes was a reduction in depreciation expense of $12 million ($8 million after-tax or $0.02 per diluted share) in the three months ended March 31, 2004.

      Effective April 1, 2003, the estimates of the depreciable lives of the Comanche Peak nuclear generating plant and several gas generation plants were extended to better reflect the useful lives of the assets. At the same time, depreciation rates were increased on lignite and gas generation facilities to reflect additional investments in equipment. The net impact of these changes was an additional reduction in depreciation expense of $12 million ($8 million after-tax or $0.02 per diluted share) in the three months ended March 31, 2004.

      Changes in Accounting Standards -- FIN 46R was issued in December 2003 and replaced FIN 46, which was issued in January 2003. FIN 46R expands and clarifies the guidance originally contained in FIN 46, regarding consolidation of variable interest entities. FIN 46R did not impact results of operations or financial position for the first quarter of 2004.

      The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Medicare Act) was enacted in December 2003. FASB Staff Position 106-1, issued in January 2004, allowed for, but did not require, deferral of the accounting for the effects of the Medicare Act. TXU Corp. elected not to defer accounting for the federal subsidy under the Medicare Act and recognized a $1.9 million net reduction in postretirement benefit expense in the 2003 financial statements. For the three months ended March 31, 2004, the effect of adoption of the Medicare Act was a reduction of approximately $7 million in TXU Corp.'s postretirement benefit costs.

      Earnings Per Share -- Basic earnings per share available to common shareholders are based on the weighted average number of common shares outstanding during the quarter. Diluted earnings per share include the effect of all potential issuances of common shares under certain securities and employee incentive arrangements. For the three months ended March 31, 2004 and 2003, the $750 million of 9% Exchangeable Preferred Membership Interests in Energy were dilutive, and the related effects were included in the calculation of diluted earnings per share. Assuming these securities were converted to TXU Corp. common stock at the beginning of the periods at the exercise price of $13.1242 per share, 57.1 million more shares would have been issued and net income would have increased by $13 million for each of the three months ended March 31, 2004 and 2003, representing the after-tax distributions on the preferred membership interests and amortization of the related discount.

      Additional dilution of earnings per share would result from approximately
7.0 million shares and 18.0 million shares of common stock issuable in connection with equity-linked debt securities issued in 2002 and 2001, respectively, if the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third day immediately preceding the end of a reporting period was above the strike price of $62.91 and $55.68 per share for the respective issuances. For the three months ended March 31, 2004 and 2003, these securities had no effect on the calculation of earnings per share as the market price of TXU Corp. common stock was below these strike prices.

2.    CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

      The following summarizes the effect on results for 2003 of changes in accounting principles effective January 1, 2003:

     Charge from rescission of EITF 98-10, net of tax effect of $34 million...    $(63)
     Credit from adoption of SFAS 143, net of tax effect of $3 million........       5
                                                                                  ----
          Total net charge....................................................    $(58)
                                                                                  ====

      On October 25, 2002, the EITF, through EITF 02-3, rescinded EITF 98-10, which required mark-to-market accounting for all trading activities. Pursuant to this rescission, only financial instruments that are derivatives under SFAS 133 are subject to mark-to-market accounting. Financial instruments that may not be derivatives under SFAS 133, but were marked-to-market under EITF 98-10, consist primarily of gas transportation and storage agreements, power tolling, full requirements and capacity contracts. This new accounting rule was effective for new contracts entered into after October 25, 2002. Non-derivative contracts entered into prior to October 26, 2002, continued to be accounted for at fair value through December 31, 2002; however, effective January 1, 2003, such contracts were required to be accounted for on a settlement basis. Accordingly, a charge of $97 million ($63 million after-tax) was reported as a cumulative effect of a change in accounting principles in the first quarter of 2003. Of the total, $75 million reduced net commodity contract assets and liabilities and $22 million reduced inventory that had previously been marked-to-market as a trading position. The cumulative effect adjustment represents the net gains previously recognized for these contracts under mark-to-market accounting.

      SFAS 143 became effective on January 1, 2003. SFAS 143 requires entities to record the fair value of a legal liability for an asset retirement obligation in the period of its inception. For TXU Corp., such liabilities primarily relate to nuclear generation plant decommissioning, land reclamation related to lignite mining and removal of lignite plant ash treatment facilities. The liability is recorded at its net present value with a corresponding increase in the carrying value of the related long-lived asset. The liability is accreted each period, representing the time value of money, and the capitalized cost is depreciated over the remaining useful life of the related asset.

      As the new accounting rule required retrospective application to the inception of the liability, the effects of the adoption reflect the accretion and depreciation from the liability inception date through December 31, 2002. Further, the effects of adoption take into consideration liabilities of $215 million (previously reflected in accumulated depreciation) TXU Corp. had previously recorded as depreciation expense and $26 million (reflected in other noncurrent liabilities) of unrealized net gains associated with the decommissioning trusts.

      The following table summarizes the impact as of January 1, 2003 of adopting SFAS 143:

     Increase in property, plant and equipment - net................     $488
     Increase in other noncurrent liabilities and deferred credits..     (528)
     Increase in accumulated deferred income taxes..................       (3)
     Increase in regulatory assets - net............................       48
                                                                         ----
     Cumulative effect of change in accounting principles...........     $  5
                                                                         ====

      The asset retirement liability at March 31, 2004 was $605 million, comprised of a $599 million liability as of December 31, 2003, $10 million of accretion during the three months ended March 31, 2004, reduced by $4 million in reclamation payments.

      With respect to nuclear decommissioning costs, for TXU Corp. the adoption of SFAS 143 results in timing differences in the recognition of asset retirement costs that are being recovered through the regulatory process.

3.    DISCONTINUED OPERATIONS

      The following summarizes the historical consolidated financial information of the various businesses reported as discontinued operations for the three months ended March 31:

                                                         Strategic
                                        TXU       TXU     Retail     Pedrick-
                                     Australia    Gas    Services      town    Telecom     Europe    Mexico     Total
2004                                 ---------   ----   ---------    --------  -------     ------    ------     -----
----
Operating revenues..................  $  355    $ 508     $   5      $  10      $  45       $  --     $  4      $ 927
Operating costs and expenses........     266      440         5         12         38          --        4        765
Other deductions (income) -- net....      (1)       2        (1)        --         16          --       --         16
Interest income.....................      (1)      --        --         --         (1)         --       --         (2)
Interest expense and related
      charges.......................      46        8        --         --         13          --       --         67
                                       -----    -----     -----      -----      -----       -----     ----      -----
Income (loss) before income taxes...      45       58         1         (2)       (21)         --       --         81
Income tax expense (benefit) .......      13       20         1         (1)        (5)         --       (1)        27
Charges related to exit (after-tax).      --       --         2         --         --          --        2          4
                                       -----    -----     -----      -----      -----       -----     ----      -----
   Income (loss) from discontinued
       operations...................   $  32    $  38     $  (2)     $  (1)     $ (16)      $  --     $ (1)     $  50
                                       =====    =====     =====      =====      =====       =====     ====      =====

                                                      Strategic
                                      TXU      TXU     Retail         Pedrick-
                                   Australia   Gas    Services         town    Telecom    Europe    Mexico     Total
2003                               ---------- -----  ----------       -------  -------   --------  --------  --------
----
Operating revenues.................  $  225    $ 621    $   15     $    3     $   16     $   --    $  23     $  903
Operating costs and expenses.......     153      532        14          5         22         --       24        750
Other income--net..................      (4)      (1)       --         --         --         --       (1)        (6)
Interest income....................      (1)      (1)       --         --         (1)        --       --         (3)
Interest expense and related
      charges......................      34       11        --         --          6         --       --         51
                                     ------    -----    ------     ------     ------     ------    -----     ------
Income (loss) before income taxes..      43       80         1         (2)       (11)        --       --        111
Income tax expense (benefit) ......      13       28        --         (1)        (1)        --       --         39
Charge related to exit (after-tax).      --       --        --         --         --          3       --          3
                                     ------    -----    ------     ------     ------     ------    -----     ------
   Income (loss) from discontinued
       operations..................  $   30    $  52    $    1     $   (1)    $  (10)    $   (3)   $  --     $   69
                                     ======    =====    ======     ======     ======     ======    =====     ======

      The TXU Gas business was previously reported in the Energy Delivery (now Electric Delivery) segment. TXU Australia was previously reported in its own segment. The strategic retail services operations and Pedricktown were previously reported in the Energy segment. The telecommunications and Mexico operations were previously reported in corporate and other activities. The Europe operations were previously reported in the former International segment.

      Results of discontinued operations include, where applicable, estimates of direct and incremental costs of shared administrative services based on reasonable allocation methodologies.

      TXU Australia -- In the second quarter of 2004, TXU Corp. finalized a plan to dispose of the TXU Australia business. On July 30, 2004, TXU Corp. completed the sale of TXU Australia to Singapore Power Ltd. for $3.6 billion, including $1.7 billion of assumed debt and $1.9 billion in cash. In the transaction, TXU Corp. retained TXU Gas' debt, including debt held by subsidiary trusts, and preferred stock.

      TXU Gas -- In the second quarter of 2004, TXU Corp. finalized a plan to dispose of the TXU Gas operations. On October 1, 2004, TXU Gas and Atmos Energy Corporation completed a merger by division, which resulted in the disposition of the operations of TXU Gas for $1.905 billion in cash. In the transaction, TXU Corp. retained TXU Gas' debt, including debt held by subsidiary trusts, and preferred stock.

      Strategic Retail Services -- In December 2003, Energy finalized a plan to sell its strategic retail services business, which is engaged principally in providing energy management services. Energy is in the process of negotiating sales of these operations to various parties.

      Pedricktown -- In the second quarter of 2004, Energy finalized a plan to sell the Pedricktown, New Jersey power production facility and exit the related power supply and gas transportation agreements. The business included a 122 megawatt (MW) combined-cycle power production facility and various contracts, including electric and gas transportation agreements.

      Telecommunications -- In April 2004, TXU Corp. sold its telecommunications business (TXU Communications) for $524 million in cash and $3 million of assumed debt. In March 2004, TXU Corp. redeemed the remaining outstanding $560 million senior notes of the Pinnacle telecommunications holding company. For balance sheet presentation purposes, the Pinnacle trust established to fund interest payments on the senior notes has been netted with the TXU Corp. debt that comprises the trust's assets. The remaining assets and liabilities of Pinnacle are not material and have been classified in other current assets and liabilities. The business was formerly a joint venture and has been consolidated since March 1, 2003.

      TXU Europe -- In 2002, TXU Corp. wrote off its investment in TXU Europe, without recording a tax benefit. On its federal income tax return for calendar year 2002, TXU Corp. claimed a deduction related to the worthlessness of TXU Corp.'s investment in TXU Europe. While TXU Corp. believes that its tax reporting of the write-off was proper, there is a risk that the IRS could challenge TXU Corp.'s position regarding this deduction. The issue is currently under examination by the IRS, and TXU Corp. is uncertain whether the IRS will challenge its position. If TXU Corp.'s position is sustained, it would recognize the $983 million tax benefit in income with a corresponding increase in shareholders' equity.

      A portion of the 2002 worthlessness deduction related to TXU Corp.'s investment in TXU Europe will reverse due to the forgiveness of TXU Europe's debt, which is expected to occur upon final resolution of the UK administration process. Reported earnings will not be affected by this reversal as a deferred tax liability was previously recorded; however, an estimated $200 million in taxes is expected to be paid in 2005 as a result of the debt forgiveness. The timing of the tax payment assumes the UK administration proceedings are resolved in 2004.

      Mexico -- In January 2004, TXU Corp. completed the sale of its majority-owned gas distribution operations in Mexico for $11 million in notes receivable and recorded an after-tax loss of $2 million.

      Balance sheet - The following details the assets and liabilities held for sale as of March 31, 2004:

                                                                         March 31, 2004
                                                 ---------------------------------------------------------------
                                                                               Strategic
                                                    TXU                          Retail     Pedrick-
                                                Australia  TXU Gas   Telecom    Services       town       Total
                                                ---------  -------   -------   ---------    ---------   --------
      Current assets.............................. $  332  $   124     $   22    $    3      $    2     $  483
      Investments.................................     84       --         37         6          --        127
      Goodwill....................................    971      305        299        --          --      1,575
      Property, plant and equipment...............  2,406    1,690        228         3          36      4,363
      Other noncurrent assets.....................    484        4          2        --           5        495
                                                   ------  -------     ------    ------      ------     ------
         Assets held for sale..................... $4,277  $ 2,123     $  588    $   12      $   43     $7,043
                                                   ======  =======     ======    ======      ======     ======

      Current liabilities......................... $  180  $    94     $   26    $    --      $    4    $  304
      Accumulated deferred income taxes...........    188       --         18         --          --       206
      Long-term debt, less amounts due currently..  1,780       --         --         --          --     1,780
      Noncurrent liabilities......................    406       60         48         --           5       519
                                                   ------  -------     ------    ------      ------     ------
         Liabilities held for sale................ $2,554  $   154     $   92    $    --      $    9    $2,809
                                                   ======  =======     ======    ======      ======     ======

4.    FINANCING ARRANGEMENTS

      Short-term Borrowings -- At March 31, 2004, TXU Corp. had outstanding short-term borrowings consisting of bank borrowings of $175 million at a weighted average interest rate of 2.67% and commercial paper of $7 million (in Australia). At December 31, 2003, TXU Corp. had outstanding short-term borrowings consisting of bank borrowings of $58 million and commercial paper of $39 million (all in Australia). Short-term borrowings of TXU Australia are reported in liabilities held for sale (see Note 3).

      Credit Facilities -- At March 31, 2004, TXU Corp. and its subsidiaries had credit facilities (some of which provide for long-term borrowings) as follows:

                                                                                       At March 31, 2004
                                                                        -------------------------------------------------
                                                                                    Letters
                                      Expiration       Authorized        Facility      of        Cash
            Facility                    Date            Borrowers          Limit     Credit   Borrowings   Availability
-----------------------------     ----------------   -------------      ----------- --------  ----------   ------------
Five-Year Revolving Credit
Facility                           February 2005  US Holdings              $1,400     $   --    $   --       $1,400
                                                 Energy, Electric
Revolving Credit Facility          February 2005    Delivery                  450         --        75          375
Three-Year Revolving Credit
Facility                           May 2005       US Holdings                 400         --       100          300
Five-Year Revolving Credit
Facility                           August 2008    TXU Corp.                   500        462        --           38
                                                                           ------     ------    ------       ------
      Total US                                                             $2,750     $  462    $  175       $2,113
                                                                           ======     ======    ======       ======

Three-Year Senior Facility         February 2007  TXU Australia            $  415     $   --    $  415       $   --
Five-Year Senior Facility          February 2009  TXU Australia               415         --       335           80
Working Capital Facility           February 2005  TXU Australia                57         --        --           57
Standby Facility (a)               December 2004  TXU Australia                 7         --        --            7
                                                                           ------     ------    ------       ------
      Total Australia                                                      $  894     $   --    $  750       $  144
                                                                           ======     ======    ======       ======

 (a)Commercial paper borrowings totaling $7 million at March 31, 2004 were supported by the Standby Facility.

      In February 2004, TXU Australia entered into a $415 million Senior Facility maturing in February 2007 and a $415 million Senior Facility maturing in February 2009. Proceeds from borrowings under these new facilities were used to repay borrowings under the previous Senior Facility ($899 million facility limit at December 31, 2003). TXU Australia facilities are no longer available to TXU Corp. with the sale of the business.

      TXU Corp.'s $500 million 5-year revolving credit facility is with LOC 2003 Trust, a special purpose, wholly-owned subsidiary of TXU Corp. (LOC Trust). LOC Trust, in turn, has a $500 million 5-year secured credit facility with a group of lenders. TXU Corp. capitalized LOC Trust with approximately $525 million of cash, which the lenders have invested in permitted investments as directed by LOC Trust. This investment in LOC Trust is reflected on TXU Corp.'s balance sheet as restricted cash (see Note 11). LOC Trust's assets, including the investments, constitute collateral for the benefit of the lenders to secure issuances of letters of credit or loans, and are owned by LOC Trust. LOC Trust is included in the consolidated financial statements of TXU Corp. solely to comply with US GAAP.

      The US Holdings, Energy and Electric Delivery facilities provide back-up for any future issuance of commercial paper by Energy or Electric Delivery. At March 31, 2004, there was no such outstanding commercial paper.

      On April 26, 2004, three new additional credit facilities (364-day credit facilities expiring in April 2005) were established in connection with the strategic initiatives announced by TXU Corp. (See Note 1). Borrowings under these new facilities ($1.7 billion) and an additional $200 million in borrowings by US Holdings under its existing five-year facility were used by TXU Corp. to provide bridge financing for the repurchase of Energy's 9% exchangeable preferred membership interests. Borrowings under the new credit facilities will be repaid with proceeds from the sales transactions described in Note 1. If the sales transactions do not close as anticipated, these borrowings will need to be refinanced. Amounts borrowed and repaid under the facility may not be re-borrowed. The terms of these new additional credit facilities are as follows:

                                                                                  At April 30, 2004
                                                                 ---------------------------------------------------
                                                                               Letters
                                     Expiration    Authorized       Facility      of         Cash
            Facility                   Date        Borrowers          Limit     Credit    Borrowings   Availability
-------------------------         -------------   -------------   ----------- --------- ------------  -------------
364-day Credit Facility            April 2005     TXU Corp.           $   700    $    --     $  700       $   --
364-day Credit Facility            April 2005     Energy                1,000         --        785          215
364-day Credit Facility            April 2005     TXU Gas                 300         --        185          115
                                                                      -------    -------     ------       ------
      Total                                                           $ 2,000    $    --     $1,670       $  330
                                                                      =======    =======     ======       ======

      In April 2004, the $175 million in borrowings under the Revolving Credit Facility and the Three Year Revolving Credit Facility were repaid with proceeds from TXU Corp.'s sale of its telecommunications business.

      Sale of Receivables -- TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions (the funding entities). As of March 31, 2004, the maximum amount of undivided interests that could be sold by TXU Receivables Company was $600 million.

      All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Changes in the amount of funding under the program, through changes in the amount of undivided interests sold by TXU Receivables Company, are generally due to seasonal variations in the level of accounts receivable and changes in collection trends. TXU Receivables Company has issued subordinated notes payable to the originators for the difference between the face amount of the uncollected accounts receivable purchased, less a discount, and cash paid to the originators that was funded by the sale of the undivided interests. The balance of the subordinated notes payable was $505 million at March 31, 2004.

      The discount from face amount on the purchase of receivables principally funds program fees paid by TXU Receivables Company to the funding entities, as well as a servicing fee paid by TXU Receivables Company to TXU Business Services Company, a direct subsidiary of TXU Corp. The program fees (losses on sale), which consist primarily of interest costs on the underlying financing, were approximately $3 million for the three-month periods ending March 31, 2004 and 2003 and approximated 2.1% and 3.6% for the first quarter of 2004 and 2003, respectively, of the average funding under the program on an annualized basis; these fees represent the net incremental costs of the program to the originators and are reported in SG&A expenses. The servicing fee, which totaled approximately $2 million for the first quarters of 2004 and 2003, compensates TXU Business Services Company for its services as collection agent, including maintaining the detailed accounts receivable collection records.

      The March 31, 2004 balance sheet reflects $1.1 billion face amount of originators' trade accounts receivable, reduced by $600 million of undivided interests sold by TXU Receivables Company. Of these amounts, $189 million of TXU Gas trade accounts receivable net of $103 million of undivided interests sold are included in assets held for sale. Funding under the program was unchanged for the three months ended March 31, 2004. Funding under the program for the three months ended March 31, 2003 decreased $119 million. Funding increases or decreases under the program are reflected as operating cash flow activity in the statement of cash flows. The carrying amount of the retained interests in the accounts receivable approximated fair value due to the short-term nature of the collection period.

      Activities of TXU Receivables Company for the three months ended March 31, 2004 and 2003 were as follows:

                                                                                  Three Months Ended March 31,
                                                                                  -----------------------------
                                                                                       2004           2003
                                                                                      ------         ------
                                                                                      (millions of dollars)
Cash collections on accounts receivable......................................         $ 2,199        $2,038
Face amount of new receivables purchased.....................................          (2,193)       (1,803)
Discount from face amount of purchased receivables...........................               5             5
Program fees paid............................................................              (3)           (3)
Servicing fees paid..........................................................              (2)           (2)
Increase (decrease) in subordinated notes payable............................              (6)         (116)
                                                                                      -------        ------
     TXU Corp.'s operating cash flows (provided) used under the program......         $     -        $  119
                                                                                      =======        ======

      Upon termination of the program, cash flows to TXU Corp. would be delayed as collections of sold receivables would be used by TXU Receivables Company to repurchase the undivided interests sold instead of purchasing new receivables. The level of cash flows would normalize in approximately 16 to 31 days.

      Contingencies Related to Sale of Receivables Program -- Although TXU Receivables Company expects to be able to pay its subordinated notes from the collections of purchased receivables, these notes are subordinated to the undivided interests of the financial institutions in those receivables, and collections might not be sufficient to pay the subordinated notes. The program may be terminated if either of the following events occurs:

      1) all of the originators cease to maintain their required fixed charge coverage ratio and debt to capital (leverage) ratio;
      2) the delinquency ratio (delinquent for 31 days) for the sold receivables, the default ratio (delinquent for 91 days or deemed uncollectible), the dilution ratio (reductions for discounts, disputes and other allowances) or the days collection outstanding ratio exceed stated thresholds and the financial institutions do not waive such event of termination. The thresholds apply to the entire portfolio of sold receivables, not separately to the receivables of each originator.

      The delinquency and dilution ratios exceeded the relevant thresholds during the first four months of 2003, but waivers were granted. These ratios were affected by issues related to the transition to competition. Certain billing and collection delays arose due to implementation of new systems and processes within Energy and ERCOT for clearing customers' switching and billing data. The billing delays have been largely resolved. Strengthened credit and collection policies and practices have brought the ratios into consistent compliance with the program requirement.

      Under terms of the receivables sale program, all the originators are required to maintain specified fixed charge coverage and leverage ratios (or supply a parent guarantor that meets the ratio requirements). The failure by an originator or its parent guarantor, if any, to maintain the specified financial ratios would prevent that originator from selling its accounts receivable under the program. If all the originators and the parent guarantor, if any, fail to maintain the specified financial ratios so that there are no eligible originators, the facility would terminate.

      Long-Term Debt -- At March 31, 2004 and December 31, 2003, the long-term debt of TXU Corp. and its consolidated subsidiaries consisted of the following:

                                                                                        March 31,   December 31,
                                                                                           2004         2003
                                                                                        ----------  ------------
  Energy
  ------
  Pollution Control Revenue Bonds:
    Brazos River Authority:
    3.000% Fixed Series 1994A due May 1, 2029, remarketing date May 1, 2005(a)........... $   39       $    39
    5.400% Fixed Series 1994B due May 1, 2029, remarketing date May 1, 2006(a)...........     39            39
    5.400% Fixed Series 1995A due April 1, 2030, remarketing date May 1, 2006(a).........     50            50
    5.050% Fixed Series 1995B due June 1, 2030, remarketing date June 19, 2006(a)........    118           118
    7.700% Fixed Series 1999A due April 1, 2033..........................................    111           111
    6.750% Fixed Series 1999B due September 1, 2034, remarketing date April 1, 2013(a)...     16            16
    7.700% Fixed Series 1999C due March 1, 2032..........................................     50            50
    4.950% Fixed Series 2001A due October 1, 2030, remarketing date April 1, 2004(a).....    121           121
    4.750% Fixed Series 2001B due May 1, 2029, remarketing date November 1, 2006(a)......     19            19
    5.750% Fixed Series 2001C due May 1, 2036, remarketing date November 1, 2011(a)......    274           274
    1.100% Floating Series 2001D due May 1, 2033.........................................    271           271
    1.110% Floating Taxable Series 2001I due December 1, 2036(b).........................     63            63
    1.120% Floating Series 2002A due May 1, 2037(b)......................................     61            61
    6.750% Fixed Series 2003A due April 1, 2038, remarketing date April 1, 2013(a).......     44            44
    6.300% Fixed Series 2003B due July 1, 2032...........................................     39            39
    6.750% Fixed Series 2003C due October 1, 2038........................................     72            72
    5.400% Fixed Series 2003D due October 1, 2029, remarketing date October 1, 2014(a)...     31            31

    Sabine River Authority of Texas:
    6.450% Fixed Series 2000A due June 1, 2021...........................................     51            51
    5.500% Fixed Series 2001A due May 1, 2022, remarketing date November 1, 2011(a)......     91            91
    5.750% Fixed Series 2001B due May 1, 2030, remarketing date November 1, 2011(a)......    107           107
    5.800% Fixed Series 2003A due July 1, 2022...........................................     12            12
    6.150% Fixed Series 2003B due August 1, 2022.........................................     45            45

    Trinity River Authority of Texas:
    6.250% Fixed Series 2000A due May 1, 2028............................................     14            14
    5.000% Fixed Series 2001A due May 1, 2027, remarketing date November 1, 2006(a)......     37            37

    Other:
    6.875% Fixed Senior Notes - TXU Mining due August 1, 2005............................     30            30
    6.125% Fixed Senior Notes due March 15, 2008.........................................    250           250
    7.000% Fixed Senior Notes due March 15, 2013(c)......................................  1,000         1,000
    Capital lease obligations............................................................     12            13
    Other................................................................................      2             8
    Fair value adjustments related to interest rate swaps................................     22            11
    Unamortized discount.................................................................     --            (2)
                                                                                          ------        ------
        Total Energy ....................................................................  3,091         3,085
Electric Delivery
-----------------
    8.250% Fixed First Mortgage Bonds due April 1, 2004..................................    100           100
    6.250% Fixed First Mortgage Bonds due October 1, 2004................................    121           121
    6.750% Fixed First Mortgage Bonds due July 1, 2005...................................     92            92
    7.625% Fixed First Mortgage Bonds due July 1, 2025...................................    215           215
    7.375% Fixed First Mortgage Bonds due October 1, 2025................................    178           178
    6.375% Fixed Senior Secured Notes due May 1, 2012....................................    700           700
    7.000% Fixed Senior Secured Notes due May 1, 2032....................................    500           500
    6.375% Fixed Senior Secured Notes due January 15, 2015...............................    500           500
    7.250% Fixed Senior Secured Notes due January 15, 2033...............................    350           350
    5.000% Fixed Debentures due September 1, 2007........................................    200           200
    7.000% Fixed Debentures due September 1, 2022........................................    800           800
    Unamortized discount.................................................................    (26)          (30)

Electric Delivery Transition Bond Company LLC (f)
-------------------------------------------------
    2.260% Fixed Series 2003 Bonds due in bi-annual installments through
     February15, 2007....................................................................     95           103
    4.030% Fixed Series 2003 Bonds due in bi-annual installments through
     February 15, 2010...................................................................    122           122
    4.950% Fixed Series 2003 Bonds due in bi-annual installments through
     February 15, 2013...................................................................    130           130
    5.420% Fixed Series 2003 Bonds due in bi-annual installments through
     August 15, 2015.....................................................................    145           145
                                                                                          ------        ------
       Total Electric Delivery...........................................................  4,222         4,226
                                                                                          ======        ======

                                                                                        March 31,   December 31,
                                                                                           2004         2003
                                                                                        ----------  ------------
US Holdings
-----------
    7.170% Fixed Senior Debentures due August 1, 2007................................         10            10
    9.580% Fixed Notes due in bi-annual installments through December 4, 2019........         70            70
    8.254% Fixed Notes due in quarterly installments through December 31, 2021.......         66            67
    1.910% Floating Rate Junior Subordinated Debentures, Series D due January 30,
    2037(d)..........................................................................          1             1
    8.175% Fixed Junior Subordinated Debentures, Series E due January 30, 2037.......          8             8
                                                                                         -------       -------
        Total US Holdings ...........................................................        155           156

TXU Gas
-------
    6.375% Fixed Notes due February 1, 2004..........................................         --           150
    7.125% Fixed Notes due June 15, 2005.............................................        150           150
    6.564% Fixed Remarketed Reset Notes due January 1, 2008, remarketing date July
    1, 2005 (a)......................................................................        125           125
    Unamortized valuation adjustment.................................................          1             1
                                                                                         -------       -------
        Total TXU Gas ...............................................................        276           426

TXU Corp.
---------
    6.375% Fixed Senior Notes Series B due October 1, 2004...........................        175           175
    6.375% Fixed Senior Notes Series C due January 1, 2008...........................        200           200
    4.050% Fixed Senior Notes Series E due August 16, 2004...........................          2             2
    6.375% Fixed Senior Notes Series J due June 15, 2006(c)..........................        800           800
    4.750% Fixed Senior Notes Series K due November 16, 2006 remarketing date
     August16, 2004(e)................................................................       500           500
    5.450% Fixed Senior Notes Series L due November 16, 2007 remarketing date
     August 16, 2005(e)...............................................................       500           500
    5.800% Fixed Senior Notes Series M due May 16, 2008 remarketing date
     February16, 2006(e)..............................................................       440           440
    6.000% Fixed Pinnacle Overfund Trust Debt due bi-annually through August 15, 2004.        --            91
    8.820% Building Financing due bi-annually through February 11, 2022..............        125           130
    2.620% Floating Convertible Senior Notes due July 15, 2033(d)....................        525           525
    Fair value adjustments related to interest rate swaps............................         31            32
    Unamortized discount.............................................................         (3)           (2)
                                                                                         -------       -------
        Total TXU Corp..............................................................       3,295         3,393
                                                                                         -------       -------
Total TXU Corp. consolidated........................................................      11,039        11,286
Less amount due currently...........................................................         451           678
                                                                                         -------       -------
Total long-term debt................................................................     $10,588       $10,608
                                                                                         =======       =======

-----------
   (a) These series are in the multiannual mode and are subject to mandatory tender prior to maturity on the mandatory remarketing date. On such date, the interest rate and interest rate period will be reset for the bonds.
   (b) Interest rates in effect at March 31, 2004. These series are in a flexible or weekly rate mode and are classified as long-term as they are supported by long-term irrevocable letters of credit. Series in the flexible mode will be remarketed for periods of less than 270 days.
   (c) Interest rates swapped to floating on $100 million principal amount.
   (d) Interest rates in effect at March 31, 2004.
   (e) Equity-linked.
   (f) These bonds are nonrecourse to Electric Delivery.

      In April 2004, the Brazos River Authority Series 2001A pollution control revenue bonds (aggregate principal amount of $121 million) were purchased upon mandatory tender.

      Long-term borrowings under TXU Australia's credit facilities expiring in 2005 were repaid by long-term borrowings under its new credit facilities expiring in 2007 and 2009, as discussed above. Other reductions of debt represent repayments at maturity. Long-term debt of TXU Australia is reported in the balance sheet as liabilities held for sale (see Note 3).

      Fair Value Hedges -- In March 2004, fixed-to-variable interest rate swaps related to $400 million of debt were settled for a gain of $18 million ($12 million in cash received as of March 31, 2004). The gain will be amortized to offset interest expense over the remaining life of the debt. Also in March 2004, TXU Corp. entered into interest rate swap transactions through 2006, which are being accounted for as fair value hedges, to effectively convert $400 million of its fixed rate notes to floating interest rates.

      Transactions in April 2004 included settlement of fixed-to-variable interest rate swaps related to $100 million of debt for a gain of $3.5 million, which will be amortized over the remaining life of the debt, and the effective conversion of $2.1 billion of fixed rate debt to variable rates through swaps expiring through 2013.

5.    LONG-TERM DEBT HELD BY SUBSIDIARY TRUSTS

      Statutory business trusts have been established as wholly-owned financing subsidiaries of TXU Corp. and TXU Gas. The assets of the trusts consist solely of Junior Subordinated Debentures issued by TXU Corp. or TXU Gas, and the trusts have issued preferred interests, as presented below:

                                                                                  Trust Assets (Long-Term Debt
                                                  Trust Preferred Interests         of TXU Corp. or TXU Gas)
                                                ------------------------------   ------------------------------
                                                  March 31,      December 31,       March 31,     December 31,
                                                    2004             2003             2004            2003
                                                 ----------      ------------       ---------     ------------
TXU Corp.
---------
Capital I Trust
   (9.2 million units of 7.25% Series due 2029)..  $  223            $  223         $    237        $   237
Capital II Trust
   (6.0 million units of 8.70% Series due 2034)..     145               145              154            154
                                                   ------            ------         --------        -------
    Total........................................     368               368              391            391

TXU Gas
-------
Capital I Trust
   (150 thousand  units of Floating Rate
     Series due 2028)...........................     147               147              155            155
                                                  ------            ------         --------        -------
    Total.......................................  $  515            $  515         $    546        $   546
                                                  ======            ======         ========        =======

      TXU Corp. and TXU Gas, as the parent companies, own the subsidiary trusts' common interests, which are reported in investments in the balance sheet, and each has effectively issued a full and unconditional guarantee of its trusts' preferred interests.

      As a result of the adoption of FIN 46 in the fourth quarter of 2003, the subsidiary trusts have been deconsolidated. TXU Corp.'s balance sheet reflects the $546 million of long-term debt held by the trust and an investment in the trust of $31 million, instead of the former presentation of $515 million of preferred interests of subsidiaries.

      On April 24, 2004, TXU Corp. redeemed all of the 7 1/4% Junior Subordinated Debentures, Series A, at an amount equal to 100% of the outstanding principal amount plus accrued and unpaid interest, for a total of $238 million. With the proceeds, the TXU Corp. Capital I Trust redeemed all of the outstanding 7 1/4% Cumulative Trust Preferred Capital Securities due 2029 at an amount equal to $25 per trust security plus accumulated and unpaid distributions, for a total of $231 million.

6.    PREFERRED SECURITIES OF SUBSIDIARIES

      Preferred securities of consolidated subsidiaries consist of the following:

                                                                    March 31,     December 31,
                                                                       2004           2003
                                                                    ---------     -------------
     Exchangeable preferred membership interests of Energy,
        net of $102 and $104 unamortized discount.............       $  648          $  646
     Preferred stock of TXU Gas...............................           75              75
     Preferred stock of US Holdings...........................           38              38
                                                                     ------          ------
     Total....................................................       $  761          $  759
                                                                     ======          ======

      Exchangeable Preferred Membership Interests of Energy -- In July 2003, Energy exercised its right to exchange its $750 million 9% Exchangeable Subordinated Notes issued in November 2002 and due November 2012 for exchangeable preferred membership interests with identical economic and other terms. The preferred membership interests bear distributions at the annual rate of 9% and permit the deferral of such distributions. The preferred membership interests may be exchanged at the option of the holders, subject to certain restrictions, at any time for up to approximately 57 million shares of TXU Corp. common stock at an exchange price of $13.1242 per share. The number of shares of TXU Corp. common stock that may be issuable upon the exercise of the exchange right is determined by dividing the aggregate liquidation value of preferred membership interests to be exchanged by the exchange price. The exchange price and the number of shares to be issued are subject to anti-dilution adjustments. At issuance of the notes that were exchanged for the preferred membership interests, TXU Corp. recognized a discount on the securities of $111 million, with a corresponding credit to additional paid-in capital, which represented the excess of the market value of TXU Corp. common stock on the transaction date over the exchange price applied to the number of issuable shares. This discount is being amortized to interest expense and related charges over the term of the securities. As a result, the effective distribution rate on the preferred membership interests is 11.5%. These preferred membership interests are considered not to be mandatorily redeemable under SFAS 150 because of the exchangeability provision. On April 26, 2004, TXU Corp. repurchased these securities as discussed in Note 1.

      Preferred Stock of TXU Gas -- At March 31, 2004, TXU Gas had 75,000 shares of Adjustable Rate Series F Preferred Stock outstanding (2,000,000 total shares authorized) which is entitled upon liquidation to the stated value of $1,000 per share. The preferred stock series is the underlying preferred stock for depositary shares that were issued to the public. Each depositary share of $25 per share, represents one-fortieth of a share of underlying preferred stock. The dividend rate is determined quarterly, in advance, based on US Treasury rates and was 4.50% at March 31, 2004. The preferred stock is not mandatorily redeemable.

      Preferred Stock of US Holdings -- At March 31, 2004, US Holdings had 379,000 shares of cumulative, preferred stock without par value outstanding with dividend rates ranging from $4.00 to $5.08 per share. The preferred stock can be redeemed at prices ranging from $101.70 per share to $112.00 per share. The preferred stock is not mandatorily redeemable.

7.    SHAREHOLDERS' EQUITY

      The Board of Directors of TXU Corp., at its February 2004 meeting, declared a quarterly dividend of $0.125 a share, payable April 1, 2004, to shareholders of record on March 5, 2004. Future dividends may vary depending upon TXU Corp.'s profit levels, operating cash flows and capital requirements as well as financial and other business conditions existing at the time.

      Certain debt instruments, preference, preferred and other securities of TXU Corp. and its subsidiaries contain provisions that restrict payment of dividends during any interest or distribution payment deferral period or while any payment default exists. At March 31, 2004, TXU Corp. was in compliance with these provisions. An Electric Delivery mortgage restricts the payment of dividends to the amount of Electric Delivery's retained earnings.

8.    CONTINGENCIES

      Request from CFTC - In October 2003, TXU Corp. received an informal request for information from the US Commodity Futures Trading Commission (CFTC) seeking voluntary production of information concerning disclosure of price and volume information furnished by TXU Portfolio Management Company LP, a subsidiary of Energy, to energy industry publications. The request seeks information for the period from January 1, 1999 to October 2003. TXU Corp. has cooperated with the CFTC, and is in the process of completing its response to such information request. TXU Corp. believes that TXU Portfolio Management Company LP has not engaged in any reporting of price or volume information that would in any way justify any action by the CFTC.

      In a similar, but unrelated matter, on April 13, 2004, the CFTC issued a subpoena requiring TXU Corp. to produce information about storage of natural gas, including TXU Corp.'s weekly and monthly storage report submissions to the Energy Information Administration. This request seeks information for the period of October 31, 2003 through January 2, 2004. TXU Corp. intends to cooperate with the CFTC, and believes that TXU Gas and TXU Fuel have not engaged in any activity that would justify action by the CFTC.

      Guarantees -- TXU Corp. has entered into contracts that contain guarantees to outside parties that could require performance or payment under certain conditions. These guarantees have been grouped based on similar characteristics and are described in detail below.

      Project development guarantees -- In 1990, US Holdings repurchased an electric co-op's minority ownership interest in the Comanche Peak nuclear generation plant and assumed the co-op's indebtedness to the US government for the facilities. US Holdings is making principal and interest payments to the co-op in an amount sufficient for the co-op to make payments on its indebtedness. US Holdings guaranteed the co-op's payments, and in the event that the co-op fails to make its payments on the indebtedness, the US government would assume the co-op's rights under the agreement, and such payments would then be owed directly by US Holdings. At March 31, 2004, the balance of the indebtedness was $136 million with maturities of principal and interest extending to December 2021. The indebtedness is secured by a lien on the purchased facilities.

      Residual value guarantees in operating leases -- TXU Corp. is the lessee under various operating leases, entered into prior to January 1, 2003 that obligate it to guarantee the residual values of the leased facilities. At March 31, 2004, the aggregate maximum amount of residual values guaranteed was approximately $277 million with an estimated residual recovery of approximately $165 million. The average life of the lease portfolio is approximately nine years.

      Shared saving guarantees -- As part of the operations of the strategic retail services business, which Energy intends to sell (see Note 3), Energy has guaranteed that certain customers will realize specified annual savings resulting from energy management services it has provided. In aggregate, the average annual savings have exceeded the annual savings guaranteed. The maximum potential annual payout is approximately $8 million and the maximum total potential payout is approximately $56 million. No guarantees were issued during the three months ended March 31, 2004 that required recording a liability. The fair value of guarantees recorded as of March 31, 2004 was $1.8 million with a maximum potential payout of $42 million. The average remaining life of the portfolio is approximately nine years. These guarantees will be transferred or eliminated as part of expected transactions for the sale of the strategic retail services business.

      Letters of credit -- Energy has entered into various agreements that require letters of credit for financial assurance purposes. Approximately $403 million of letters of credit were outstanding at March 31, 2004 to support existing floating rate pollution control revenue bond debt of approximately $395 million. The letters of credit are available to fund the payment of such debt obligations. These letters of credit have expiration dates through 2008.

      US Holdings has outstanding letters of credit in the amount of $12 million for miscellaneous credit support requirements. Although the average life of the letters of credit is for approximately one year, the obligation to provide guarantees is ongoing.

      Energy has outstanding letters of credit in the amount of $33 million to support hedging and risk management margin requirements in the normal course of business. As of March 31, 2004, approximately 82% of the obligations supported by these letters of credit mature within one year, and substantially all of the remainder mature in the next six years.

      TXU Gas had an outstanding letter of credit in the amount of $14 million issued in connection with its state-wide rate case. The letter of credit has been cancelled.

      TXU Corp. has an outstanding letter of credit in the amount of $10 million as support for a subordinated loan to the SEA Gas joint venture pipeline project in Australia. The obligation expires on January 31, 2005. The letter of credit was cancelled in connection with the sale of TXU Australia.

      At March 31, 2004, TXU Australia had outstanding letters of credit in the amount of approximately $108 million, of which $92 million allowed for participation in the electricity and gas spot markets and $16 million provided credit support primarily for the shipping of gas.

      Surety bonds -- TXU Corp. has outstanding surety bonds of approximately $53 million to support performance under various subsidiary contracts and legal obligations in the normal course of business. The term of the surety bond obligations is approximately one year.

      Other -- US Holdings has entered into contracts with public agencies to purchase cooling water for use in the generation of electric energy and has agreed, in effect, to guarantee the principal, $12 million at March 31, 2004, and interest on bonds issued by the agencies to finance the reservoirs from which the water is supplied. The bonds mature at various dates through 2011 and have interest rates ranging from 5.50% to 7%. US Holdings is required to make periodic payments equal to such principal and interest, including amounts assumed by a third party and reimbursed to US Holdings. In addition, US Holdings is obligated to pay certain variable costs of operating and maintaining the reservoirs. US Holdings has assigned to a municipality all its contract rights and obligations in connection with $8 million remaining principal amount of bonds at March 31, 2004, issued for similar purposes, which had previously been guaranteed by US Holdings. US Holdings is, however, contingently liable in the event of default by the municipality.

      In 1992, a discontinued engineering and construction business of TXU Gas completed construction of a plant, the performance of which is warranted by TXU Gas through 2008. The maximum contingent liability under the guarantee is approximately $106 million. No claims have been asserted under the guarantee and none are anticipated. TXU Corp. retains this contingent liability under the terms of the TXU Gas transaction agreement.

      Income Tax Contingencies -- On its US federal income tax return for calendar year 2002, TXU Corp. claimed a deduction related to the worthlessness of TXU Corp.'s investment in TXU Europe, the tax benefit of which is estimated to be $983 million (assuming the deduction is sustained on audit). While TXU Corp. believes that its tax reporting for the TXU Europe write-off was proper, there is a risk that the IRS could challenge TXU Corp.'s position regarding this deduction. Accordingly, TXU Corp. has not recognized in book income any tax benefit for the TXU Europe deduction. In the first quarter of 2003, TXU Corp. received a cash refund of $527 million related to the deduction, which may be repaid in the future, with interest, should TXU Corp. not prevail in its position. This issue is currently under examination by the IRS. (Also see Note 3.)

      Legal Proceedings -- On October 9, 2003, a lawsuit was filed in the Supreme Court of the State of New York, County of New York, against TXU Corp., by purported beneficial owners of approximately 42% of certain TXU Corp. equity-linked securities issued in October 2001. The common stock purchase contracts that are a part of these securities require the holders to purchase TXU Corp. common stock on specified dates in 2004 and 2005 at prices that are above the current market price of TXU Corp. common stock. The plaintiffs seek a declaratory judgment that (a) a termination event has occurred under the common stock purchase contract as a result of the administration of TXU Europe and, therefore, that plaintiffs are not required to purchase TXU Corp. common stock pursuant to the contracts and (b) an event of default has occurred under the indenture for the senior notes that constitute a part of these equity linked securities. Plaintiffs also seek an injunction requiring TXU Corp. to give notice that a termination event under the common stock purchase contract has occurred. TXU Corp. disputes plaintiffs' allegations and believes that plaintiffs' interpretation of the common stock purchase contract and indenture is inconsistent with the clear language of these agreements and is contrary to applicable law. On March 15, 2004, the court granted TXU Corp.'s Motion to Dismiss and entered a judgment dismissing the litigation. The plaintiffs appealed the dismissal of the lawsuit. On May 7, 2004, TXU Corp. announced it had reached an agreement with the plaintiffs, under which TXU Corp. repurchased the $423 million principal amount of the securities for approximately $404 million, that will result in the dismissal of this lawsuit.

      On July 7, 2003, a lawsuit was filed by Texas Commercial Energy (TCE) in the United States District Court for the Southern District of Texas, Corpus Christi Division, against Energy and certain of its subsidiaries, as well as various other wholesale market participants doing business in ERCOT, claiming generally that defendants engaged in market manipulation, in violation of antitrust and other laws, primarily during the period of extreme weather conditions in late February 2003. An amended complaint was filed in February 2004 that joined additional, unaffiliated defendants. Three retail electric providers have filed motions for leave to intervene in the action alleging claims substantially identical to TCE's. In addition, approximately 25 purported former customers of TCE have filed a motion to intervene in the action alleging claims substantially identical to TCE's, both on their own behalf and on behalf of a putative class of all former customers of TCE. A hearing on these motions is scheduled for May 20, 2004. TXU Corp. believes that it has not committed any violation of the antitrust laws and the Commission's investigation of the market conditions in late February 2003 has not resulted in any findings adverse to Energy. Accordingly, TXU Corp. believes that TCE's and the interveners' claims against Energy and its subsidiary companies are without merit and Energy and its subsidiaries intend to vigorously defend the lawsuit. TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

      On April 28, 2003, a lawsuit was filed by a former employee of TXU Portfolio Management in the United States District Court for the Northern District of Texas, Dallas Division, against TXU Corp., Energy and TXU Portfolio Management. Plaintiff asserts claims under Section 806 of Sarbanes-Oxley arising from plaintiff's employment termination and claims for breach of contract relating to payment of certain bonuses. Plaintiff seeks back pay, payment of bonuses and alternatively, reinstatement or future compensation, including bonuses. TXU Corp. believes the plaintiff's claims are without merit. The plaintiff was terminated as the result of a reduction in force, not as a reaction to any concerns the plaintiff had expressed, and plaintiff was not in a position with TXU Portfolio Management such that he had knowledge or information that would qualify the plaintiff to evaluate TXU Corp.'s financial statements or assess the adequacy of TXU Corp.'s financial disclosures. Thus, TXU Corp. does not believe that there is any merit to the plaintiff's claims under Sarbanes-Oxley. Accordingly, TXU Corp., Energy and TXU Portfolio Management intend to vigorously defend the litigation. While TXU Corp., Energy and TXU Portfolio Management dispute the plaintiff's claims, TXU Corp. is unable to predict the outcome of this litigation or the possible loss in the event of an adverse judgment.

      In November 2002 and February and March 2003, three lawsuits were filed in the United States District Court for the Northern District of Texas asserting claims under the Employee Retirement Income Security Act (ERISA) on behalf of a putative class of participants in and beneficiaries of various employee benefit plans of TXU Corp. These ERISA lawsuits have been consolidated, and a consolidated complaint was filed in February 2004 against TXU Corp., the directors of TXU Corp., Erle Nye, Peter B. Tinkham, Kirk R. Oliver, Biggs C. Porter, Diane J. Kubin, Barbara B. Curry and Richard Wistrand. On February 10, 2004, the plaintiffs filed its motion for and memorandum in support of class certification. Discovery is ongoing. The plaintiffs seek to represent a class of participants in such employee benefit plans during the period between April 26, 2001 and July 11, 2002. While TXU Corp. believes the claims are without merit and intends to vigorously defend the lawsuit, it is unable to estimate any possible loss or predict the outcome of this consolidated action.

      On March 10, 2003, a lawsuit was filed by Kimberly P. Killebrew in the United States District Court for the Eastern District of Texas, Lufkin Division, against TXU Corp. and TXU Portfolio Management, asserting generally that defendants engaged in manipulation of the wholesale electric market, in violation of antitrust and other laws. This case was transferred to the Beaumont Division of the Eastern District of Texas and subsequently transferred on March 24, 2004 to the Northern District of Texas, Dallas Division. This action is brought by an individual, alleged to be a retail consumer of electricity, on behalf of herself and as a proposed representative of a putative class of retail purchasers of electricity that are similarly situated. On September 15, 2003, defendants filed a motion to dismiss the lawsuit which is pending before the court. TXU Corp. believes that the plaintiff lacks standing to assert any antitrust claims against TXU Corp. or TXU Portfolio Management, and that defendants have not violated antitrust laws or other laws as claimed by the plaintiff. Therefore, TXU Corp. believes that plaintiff's claims are without merit and plans to vigorously defend the lawsuit. TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

      On October 23, 2002, a derivative lawsuit was filed by a purported shareholder on behalf of TXU Corp. in the 116th Judicial District Court of Dallas County, Texas, against TXU Corp., Erle Nye, Michael J. McNally, David W. Biegler, J.S. Farrington, William M. Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J.E. Oesterreicher, Charles R. Perry and Herbert H. Richardson. The plaintiff alleges breach of fiduciary duty, abuse of control, mismanagement, waste of corporate assets, and breach of the duties of loyalty and good faith. The named individual defendants are current or former officers and/or directors of TXU Corp. No amount of damages has been specified. Furthermore, plaintiffs in such suit have failed to make a demand upon the directors as is required by law, and this case is currently stayed. Therefore, TXU Corp. is unable to estimate any possible loss or predict the outcome of this action.

      In October, November and December 2002 and January 2003, a number of lawsuits were filed in, removed to or transferred to the United States District Court for the Northern District of Texas against TXU Corp., and certain of its officers. These lawsuits have all been consolidated and lead plaintiffs have been appointed by the Court. On July 21, 2003, the lead plaintiffs filed an amended consolidated complaint naming Erle Nye, Michael J. McNally, V.J. Horgan and Brian N. Dickie and directors Derek C. Bonham, J.S. Farrington, William M.

Griffin, Kerney Laday, Jack E. Little, Margaret N. Maxey, J.E. Oesterreicher, Herbert H. Richardson and Charles R. Perry, as defendants. The plaintiffs seek to represent classes of certain purchasers of TXU Corp. common stock and equity-linked debt securities during a proposed class period from April 26, 2001 to October 11, 2002. No class or classes have been certified. The complaint alleges violations of the provisions of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, and Sections 11 and 12 of the Securities Act of 1933, as amended (Securities Act), relating to alleged materially false and misleading statements, including statements in prospectuses related to the offering by TXU Corp. of its equity-linked debt securities and common stock in May and June 2002. On September 24, 2003, TXU Corp. and its officer and director defendants filed a motion to dismiss to plaintiffs' Amended Complaint. The plaintiffs have filed their response to the motion and the defendants have filed their reply brief, however, the court has not yet ruled on the motion to dismiss. The named individual defendants are current or former officers and/or directors of TXU Corp. While TXU Corp. believes the claims are without merit and intends to vigorously defend this lawsuit, it is unable to estimate any possible loss or predict the outcome of this action.

      Other Contingencies -- In October 2003, the former directors and officers of TXU Europe Limited and subsidiaries that are now in administration (collectively TXU Europe), who include current and former officers of TXU Corp. and subsidiary companies, received notices from certain creditors and the administrators of TXU Europe of various claims or potential claims relating to losses incurred by creditors, including claims for alleged omissions from a securities offering document and alleged breaches by directors of their English law duties as directors of these companies in failing to minimize the potential losses to the creditors of TXU Europe. Under the terms of the indemnification agreements and bylaw and charter provisions that provide for indemnification of corporate officers and directors, TXU Corp. or one of its subsidiaries will be obligated to indemnify these persons from these and similar claims, unless it is determined that the corporate officer's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the corporate officer personally gained a financial profit to which he was not legally entitled. Similar claims have been asserted directly against TXU Corp., as well. TXU Corp. believes that these claims are without merit and intends to vigorously defend any such claims if they are ultimately asserted.

      General -- In addition to the above, TXU Corp. and its US and Australian subsidiaries are involved in various other legal and administrative proceedings in the normal course of business the ultimate resolution of which, in the opinion of each, should not have a material effect upon their financial position, results of operations or cash flows.

9.    RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

      Net pension and other postretirement benefit costs recognized during the three months ended March 31, 2004 and 2003 are comprised of the following:

                                                                                            Three Months Ended
                                                                                                March 31,
                                                                                            -------------------
                                                                                             2004       2003
                                                                                            ------     ------
Components of Net Pension Costs:
  Service cost........................................................................       $  13      $  12
  Interest cost.......................................................................          34         32
  Expected return on assets...........................................................         (36)       (36)
  Amortization of unrecognized prior service cost.....................................           1          1
  Amortization of net loss............................................................           4          1
                                                                                             -----      -----
    Net periodic pension cost.........................................................       $  16      $  10
                                                                                             =====      =====
Components of Net Periodic Postretirement Benefit Costs:
  Service cost........................................................................       $   4      $   5
  Interest cost.......................................................................          15         17
  Expected return on assets...........................................................          (4)        (4)
  Amortization of unrecognized net transition asset...................................           1          1
  Amortization of unrecognized prior service cost.....................................          (1)        --
  Amortization of net loss............................................................           7          8
                                                                                             -----      -----
    Net postretirement benefit cost...................................................       $  22      $  27
                                                                                             =====      =====

      At March 31, 2004, TXU Corp. estimates that its total contributions to the pension plans and other postretirement benefit plans for the remainder of 2004 will not be materially different than previously disclosed in the 2003 Form 8-K.

      Information related to Discontinued Operations Disposed of in 2004 -- All data presented above includes TXU Gas as TXU Corp. has retained the obligations related to retirees and vested active employees of TXU Gas. The net periodic pension and postretirement costs applicable to TXU Gas totaled $5 million for each of the three months ended March 31, 2004 and 2003.

      All data presented above excludes TXU Australia as TXU Corp. has not retained any obligations related to the business. TXU Australia sponsored various defined benefit and defined contribution pension plans covering the majority of its employees. The net periodic pension costs applicable to TXU Australia totaled $1 million for each of the three months ended March 31, 2004 and 2003.

10.   SEGMENT INFORMATION

      TXU Corp.'s operations are aligned into two reportable segments: Energy and Electric Delivery. The segments are managed separately because they are strategic business units that offer different products or services.
TXU Australia was previously reported as a separate segment.

      Energy - consists of operations, principally in the competitive Texas market, involving power production (electricity generation), retail and wholesale energy sales, and hedging and risk management activities.

      Electric Delivery - consists of regulated operations involving the transmission and distribution of electricity in Texas.

      Corporate and Other - Remaining non-segment operations consisting primarily of discontinued operations, general corporate expenses, equity earnings or losses of unconsolidated affiliates and interest on debt at the TXU Corp. level.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. TXU Corp. evaluates performance based on income from continuing operations before extraordinary items and cumulative effect of changes in accounting principles. TXU Corp. accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current market prices.

      Certain of the business segments provide services or sell products to one or more of the other segments. Such sales are made at prices comparable with those received from nonaffiliated customers for similar products or services. No customer provided more than 10% of consolidated revenues.


                                                                                    Three Months Ended
                                                                                         March 31,
                                                                                  ----------------------
                                                                                     2004         2003
                                                                                    ------       ------
  Operating revenues:
       Energy............................................................          $ 1,957       $1,790
       Electric Delivery.................................................              523          506
       Corporate and other ..............................................                5            3
       Eliminations......................................................             (353)        (377)
                                                                                   -------       ------
          Consolidated...................................................          $ 2,132       $1,922
                                                                                   =======       ======
   Regulated revenues included in operating revenues:
       Energy ...........................................................          $    --       $    --
       Electric Delivery.................................................              523          506
       Corporate and other...............................................               --            --
       Eliminations......................................................               --            --
                                                                                   -------       ------
          Consolidated...................................................          $   523       $  506
                                                                                   =======       ======
   Affiliated revenues included in operating revenues:
       Energy ...........................................................          $    --       $   --
       Electric Delivery.................................................              349          377
       Corporate and other...............................................                4           --
       Eliminations......................................................             (353)        (377)
                                                                                   -------       ------
          Consolidated...................................................          $    --       $   --
                                                                                   =======       ======
   Income from continuing operations before cumulative effect of changes in accounting principles:
       Energy ...........................................................          $   118       $   36
       Electric Delivery.................................................               66           61
       Corporate and other...............................................              (52)         (63)
                                                                                   -------       ------
          Consolidated...................................................          $   132       $   34
                                                                                   =======       ======

11.   SUPPLEMENTARY FINANCIAL INFORMATION

      Regulated Versus Unregulated Operations --

                                                                                             Three Months Ended
                                                                                                 March 31,
                                                                                            -------------------
                                                                                             2004         2003
                                                                                            ------       ------
   Operating revenues:
          Regulated......................................................................    $ 523      $  506
          Unregulated....................................................................    1,962       1,793
          Intercompany sales eliminations - regulated....................................     (349)       (377)
          Intercompany sales eliminations - unregulated .................................       (4)        --
                                                                                            ------      ------
               Total operating revenues..................................................    2,132       1,922
                                                                                            ------      ------
      Costs and operating expenses:
          Cost of energy sold and delivery fees - regulated..............................       --          --
          Cost of energy sold and delivery fees - unregulated*...........................      906         841
          Operating costs - regulated....................................................      175         173
          Operating costs - unregulated..................................................      168         180
          Depreciation and amortization - regulated......................................       87          69
          Depreciation and amortization - unregulated....................................      103         116
          Selling, general and administrative expenses - regulated.......................       48          25
          Selling, general and administrative expenses - unregulated.....................      175         181
          Franchise and revenue-based taxes - regulated..................................       59          60
          Franchise and revenue-based taxes - unregulated................................       26          36
          Other income...................................................................       (9)         (9)
          Other deductions...............................................................       19          18
          Interest income................................................................       (4)         (8)
          Interest expense and related charges...........................................      184         202
                                                                                            ------      ------
               Total costs and expenses..................................................    1,937       1,884
                                                                                            ------      ------
      Income from continuing operations before income taxes and
          cumulative effect of changes in accounting principles..........................    $ 195      $   38
                                                                                            ======      ======

___________
    *Includes cost of fuel consumed of $221 million and $413 million for the three months ended March 31, 2004 and 2003, respectively. The balance in each period represents energy purchased for resale and delivery fees.

      The operations of the Energy segment are included above as unregulated, as the Texas market is open to competition. However, retail pricing to residential customers in its historical service territory continues to be subject to transitional regulatory provisions.

      Other Income and Deductions --

                                                                                             Three Months
                                                                                            Ended March 31,
                                                                                         --------------------
                                                                                          2004         2003
                                                                                         ------       ------
      Other income:
          Net gain on sale of businesses and other properties......................      $    1        $   6
          Equity in income of unconsolidated entities..............................           1           --
          Equity portion of allowance for funds used during construction...........           1            1
          Other....................................................................           6            2
                                                                                         ------        -----
               Total other income..................................................      $    9        $   9
                                                                                         ======        =====
      Other deductions:
          Equity in losses of unconsolidated entities..............................      $   --        $  17
          Employee severance and asset writedowns related to performance
           improvement plan........................................................          17           --
          Expenses related to impaired construction projects.......................           2            1
                                                                                         ------        -----
               Total other deductions..............................................      $   19        $  18
                                                                                         ======        =====

      Interest Expense and Related Charges --

                                                                                             Three Months
                                                                                            Ended March 31,
                                                                                          -------------------
                                                                                           2004         2003
                                                                                          ------       ------
Interest (a).....................................................................         $  154       $  186
Distributions on preferred membership interests of Energy (a)....................             17           --
Interest on long-term debt held by subsidiary trust..............................              8            8
Preferred stock dividends of subsidiaries........................................             --            2
Amortization of debt discounts, premiums and issuance cost.......................              8            9
Allowance for borrowed funds used during construction
   and capitalized interest......................................................             (3)          (3)
                                                                                          ------       ------
      Total interest expense and related charges.................................         $  184       $  202
                                                                                          ======       ======

  (a) Interest amount in 2003 includes $17 million related to the exchangeable subordinated notes that were exchanged for preferred membership interests in July 2003.

      Regulatory Assets and Liabilities --

                                                                                      March 31,    December 31,
                                                                                        2004           2003
                                                                                      ---------    ------------
Regulatory Assets
Generation-related regulatory assets recoverable by securitization bonds....          $1,644         $1,654
Securities reacquisition costs..............................................             123            121
Recoverable deferred income taxes -- net....................................              97             96
Other regulatory assets.....................................................              94             95
                                                                                       -----         ------
    Total regulatory assets.................................................           1,958          1,966

Regulatory Liabilities
Investment tax credit and protected excess deferred  taxes..................              86             88
Other ......................................................................               9              6
                                                                                      ------         ------
    Total regulatory liabilities............................................              95             94
                                                                                      ------         ------
       Net regulatory assets................................................          $1,863         $1,872
                                                                                      ======         ======

      Included in net regulatory assets are assets of $121 million at March 31, 2004 and December 31, 2003, that are earning a return. The regulatory assets, other than those subject to securitization, have a remaining recovery period of 15 to 47 years.

      Included in other regulatory assets as of March 31, 2004 was $29 million related to nuclear decommissioning liabilities.

      Restricted Cash -- At March 31, 2004, TXU Corp. had a $525 million investment in LOC Trust, accounted for as restricted cash, representing collateral to support a new $500 million credit facility (see Note 4). The remaining restricted cash reported in investments on the balance sheet as of March 31, 2004 included $45 million held as collateral for letters of credit issued and $10 million principally related to payment of fees associated with the securitization bonds. At March 31, 2004, the Electric Delivery Transition Bond Company LLC had $9 million of restricted cash, representing collections from customers that secure its securitization bonds and may be used only to service its debt and pay its expenses.

      Accounts Receivable -- At March 31, 2004 and December 31, 2003, accounts receivable of $1.1 billion and $1.0 billion are stated net of allowance for uncollectible accounts of $45 million and $52 million, respectively. During the three months ended March 31, 2004, bad debt expense was $26 million, account write-offs were $25 million and other activity increased the allowance for uncollectible accounts by $8 million. During the three months ended March 31, 2003, bad debt expense was $12 million, account write-offs were $11 million and other activity decreased the allowance for uncollectible accounts by $20 million. Allowances related to receivables sold are reported in other current liabilities and totaled $34 million and $42 million at March 31, 2004 and December 31, 2003, respectively.

      Accounts receivable included $366 million and $411 million of unbilled revenues at March 31, 2004 and December 31, 2003, respectively.

      Intangible Assets -- Intangible assets other than goodwill are comprised of the following:

                                                       As of March 31, 2004         As of December 31, 2003
                                                  ------------------------------ ---------------------------
                                                    Gross                           Gross
                                                   Carrying  Accumulated          Carrying   Accumulated
                                                    Amount    Amortization   Net   Amount   Amortization   Net
                                                    ------    ------------   ---   ------   ------------   ---
Intangible assets subject to amortization
   included in property, plant and equipment:
   Capitalized software.......................       $ 533       $ 273     $ 260     $ 512      $ 248      $ 264
   Land easements.............................         179          67       112       176         66        110
   Mineral rights and other...................          31          22         9        31         21         10
                                                     -----       -----     -----     -----      -----      -----
     Total....................................       $ 743       $ 362     $ 381     $ 719      $ 335      $ 384
                                                     =====       =====     =====     =====      =====      =====

      Aggregate TXU Corp. amortization expense for intangible assets for the three months ended March 31, 2004 and 2003 was $26 million and $18 million, respectively. At March 31, 2004, the weighted average useful lives of capitalized software, land easements and mineral rights and other were 6 years, 69 years and 40 years, respectively.

      Detail of the carrying amount of goodwill at March 31, 2004 and December 31, 2003, follows:

                                                                        Electric
                                                            Energy      Delivery       Total
                                                            ------      ---------      -----

Balance at March 31, 2004 and December 31, 2003.......    $   533         $   25       $  558
                                                          =======         ======       ======

      Commodity Contracts -- At March 31, 2004 and December 31, 2003, current and noncurrent commodity contract assets, arising largely from mark-to-market accounting, totaled $1.2 billion and $1.1 billion, respectively, and are stated net of applicable credit (collection) and performance reserves totaling $19 million and $18 million, respectively. Performance reserves are provided for direct, incremental costs to settle the contracts. Current and non-current commodity contract liabilities totaled $1.1 billion and $1.0 billion at March 31, 2004 and December 31, 2003, respectively.

     Inventories by Major Category --

                                                                                      March 31,    December 31,
                                                                                        2004           2003
                                                                                      ----------   ------------
Materials and supplies.........................................................        $  257         $  258
Fuel stock.....................................................................            83             78
Gas stored underground.........................................................            41             83
                                                                                       ------         -------
    Total inventories..........................................................        $  381         $   419
                                                                                       ======         =======

      Property, Plant and Equipment -- As of March 31, 2004 and December 31, 2003, property, plant and equipment of $16.8 billion is stated net of accumulated depreciation and amortization of $10.1 billion and $10.0 billion, respectively.

      As of March 31, 2004, substantially all of Electric Delivery's electric utility property, plant and equipment (with a net book value of $6.4 billion) was pledged as collateral for Electric Delivery's first mortgage bonds and senior secured notes.

      Derivatives and Hedges -- TXU Corp. experienced net hedge ineffectiveness of $11 million, reported as a loss in revenues, for the three months ended March 31, 2004. For the three months ended March 31, 2003, no hedge ineffectiveness was reported in revenues. The loss relates primarily to hedges of anticipated power sales.

      The net effect of unrealized mark-to-market ineffectiveness accounting, which includes the above amounts as well as the effect of reversing unrealized gains and losses recorded in previous periods to offset realized gains and losses in the current period, totaled $14 million in net losses for the three months ended March 31, 2004 and $6 million in net gains for the three months ended March 31, 2003.

      As of March 31, 2004, it is expected that $83 million of after-tax net losses accumulated in other comprehensive income will be reclassified into earnings during the next twelve months. Of this amount, $58 million relates to commodities hedges and $25 million relates to financing-related hedges. These amounts include TXU Australia's accumulated other comprehensive income of $2 million in gains related to commodities hedges and $7 million in losses related to financing-related hedges. This amount represents the projected value of the hedges over the next twelve months relative to what would be recorded if the hedge transactions had not been entered into. The amount expected to be reclassified is not a forecasted loss incremental to normal operations, but rather it demonstrates the extent to which volatility in earnings and cash flows (which would otherwise exist) is mitigated through the use of cash flow hedges.

      Supplemental Cash Flow Information --

      The consolidation of Pinnacle in 2003 was a noncash activity.

      See Note 2 for the effects of adopting SFAS 143, which were noncash in nature.

12.      SUBSEQUENT EVENTS

      In the second quarter of 2004, TXU Corp. finalized plans to dispose of its TXU Australia, TXU Gas and Pedricktown, New Jersey (power production) businesses. The TXU Australia business was sold in July 2004 and the operations of TXU Gas were disposed of in a merger by division transaction in October 2004. Negotiations for the sale of the Pedricktown facility are ongoing and a transaction is expected to be completed no later than the second quarter of 2005. The financial statements have been reclassified to reflect these businesses as discontinued operations. Except as required to reflect the effects of the reclassification and dispositions discussed above, the financial statements have not been otherwise modified or updated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



TXU Corp.:

We have reviewed the accompanying condensed consolidated balance sheet of TXU Corp. and subsidiaries (TXU Corp.) as of March 31, 2004, and the related condensed statements of consolidated income, comprehensive income and of cash flows for the three-month periods ended March 31, 2004 and 2003. These interim financial statements are the responsibility of TXU Corp.'s management.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of TXU Corp. as of December 31, 2003, and the related statements of consolidated income, comprehensive income, cash flows and shareholders' equity for the year then ended (not presented herein); and in our report (which includes an explanatory paragraph related to the rescission of Emerging Issues Task Force Issue No. 98-10) dated March 11, 2004 (November 21, 2004 as to Note 21) we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
May 7, 2004 (November 21, 2004 as to Note 12)

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      In the second quarter of 2004, TXU Corp. finalized plans to dispose of its TXU Australia, TXU Gas and Pedricktown, New Jersey (power production) businesses. The TXU Australia business was sold in July 2004 and the operations of TXU Gas were disposed of in a merger by division transaction in October 2004. Negotiations for the sale of the Pedricktown facility are ongoing and a transaction is expected to be completed no later than the second quarter of 2005. The financial statements have been reclassified to reflect these businesses as discontinued operations. Except as required to reflect the effects of the reclassification and dispositions discussed above, the Management's Discussion and Analysis has not been otherwise modified or updated.

BUSINESS

      Description of Business -- TXU Corp. is a holding company conducting its operations principally through its Energy and Electric Delivery subsidiaries. Energy is engaged in electricity generation, retail and wholesale energy sales and hedging and risk management activities. Electric Delivery engages in regulated electricity transmission and distribution operations.

      TXU Corp. has two reportable segments: Energy and Electric Delivery. (See
Note 10 to Financial Statements for further information concerning reportable business segments.)

      TXU Corp. is considering various alternatives in evaluating the results of operations of Energy, and accordingly expects to disaggregate the business into two or more business segments effective with reporting for the second quarter of 2004.

Changes in Business
-------------------

      Strategic Initiatives - As previously reported, on February 23, 2004, C. John Wilder was named president and chief executive of TXU Corp. Mr. Wilder was formerly executive vice president and chief financial officer of Entergy Corporation. Mr. Wilder has been reviewing the operations of TXU Corp. and has formulated certain strategic initiatives and continues to develop others.

      Areas to be reviewed include:

      o Performance in competitive markets, including profitability in new markets
      o  Cost structure, including organizational alignments and headcount
      o Management of natural gas price risk and cost effectiveness of the generation fleet
      o  Non-core business activities

      On April 26, 2004, TXU Corp. announced the following series of transactions, as well as various performance improvement initiatives as follows:

     o TXU Australia will be sold to Singapore Power Ltd. (see Note 3 to Financial Statements).
     o TXU Corp. also agreed to sell the assets of TXU Fuel Company, the gas transportation subsidiary of Energy, to Energy Transfer Partners, L.P. for $500 million in cash. As part of the transaction, Energy will have an eight-year transportation agreement with the new owner to transport gas to Energy's generation plants. The transaction is expected to close on June 1, 2004, subject to review under the Hart-Scott-Rodino Act. The pre-tax gain related to the sale is expected to be approximately $390 million, which will be recognized over eight years.
     o TXU Corp. also announced its intent to sell TXU Gas (see Note 3 to Financial Statements).
     o The anticipated after-tax net proceeds from these sales transactions of approximately $3.4 billion allow for the repurchase of preferred membership interests (as described immediately below) and the intended reduction in debt of approximately $1.5 billion.
     o On April 26, 2004, TXU Corp. repurchased all $750 million outstanding principal amount of Energy's Exchangeable Preferred Membership Interests at a price of $1.8 billion funded initially by borrowings under available credit facilities. The transaction will result in savings of $68 million in annual cash distributions and the elimination of 57.1 million diluted common shares. The transaction will also result in a reduction in additional paid-in capital of approximately $815 million. This amount represents the excess of the $1.8 billion repurchase amount over the carrying amount of the security, net of approximately $380 million in deferred income tax benefits arising from the transaction. The carrying amount of the security is the $750 million principal amount less a $102 million remaining unamortized discount. The $815 million charge to paid-in capital will reduce net income available to common shareholders, in the same manner as TXU Corp.'s existing preference share dividends.

      o TXU Corp. anticipates performance improvements as a result of various strategic initiatives, including reduced administrative support costs, increased base load (nuclear and coal-fired) generation plant output and improved operating results in markets outside the historical service territory. Management preliminarily estimates the implementation of these strategic initiatives will result in unusual charges of approximately $370 million ($241 million after-tax) in 2004, including approximately $100 million related to employee severance costs and $270 million of asset impairments and write-offs. These unusual charge amounts, which are expected to principally impact the Energy segment, are subject to change and other charges may be identified in the future. In the first quarter of 2004, TXU Corp. recorded a $17 million ($11 million after-tax) charge, reported in other deductions, consisting of $16 million for accrued severance benefits and $1 million in asset writedowns related to these initiatives.

      The review of TXU Corp.'s operations and formulation of strategic initiatives is ongoing. The phases of the plan expected to result in the unusual charges discussed above are anticipated to be largely completed within one year. Upon completion of each phase of the plan, TXU Corp. expects to fully describe the actions intended to improve the financial performance of its operations. In addition to the strategic initiatives described above and in "Facility Closings" below, other new strategic initiatives are expected to be undertaken, which could materially affect TXU Corp.'s financial results.

      Facility Closings -- On March 29, 2004, Energy announced it will permanently retire eight gas-fired operating units due to electric industry market conditions in Texas. Energy will also temporarily close four other gas-fired units and place them under evaluation for retirement. The 12 units represent a total of 1,471 MW, or more than 13 percent, of Energy's gas-fired generation capacity in Texas. A majority of the 12 units were designated as "peaking units" and operated only during the summer for many years and have operated only sparingly during the last two years. Most of the units were built in the 1950s. Energy also determined that it will close its Winfield North Monticello lignite mine in Texas later this year as it is no longer economical to operate. The mine closure will result in the need to purchase coal to fuel the adjacent generation facility. A total charge of $8 million ($5 million after-tax) was recorded in the first quarter for production employee severance costs and impairments related to the various facility closures.

      Discontinued Businesses - On October 1, 2004, TXU Gas and Atmos Energy Corporation completed a merger by division, which resulted in the disposition of the operations of TXU Gas for $1.905 billion in cash. The transaction is expected to result in a pre-tax loss of approximately $58 million.

      On July 30, 2004, TXU Corp. completed the sale of TXU Australia to Singapore Power Ltd. for $3.6 billion, including $1.7 billion of assumed debt and $1.9 billion in cash. A gain on the sale of $367 million ($239 million after-tax) was recorded in the third quarter of 2004.

      See Note 3 for detailed information about these and other discontinued operations.

      Issuance of Securitization Bonds -- Upon issuance of the remaining $790 million in securitization bonds, expected in the second quarter, under a financing order issued by the Commission, TXU Corp. expects to record an estimated extraordinary gain of approximately $10 million after-tax. The gain would arise because of an increase in the carrying value of the regulatory asset subject to securitization due to the effect of higher interest rates on amounts to be recovered from REPs through delivery fee surcharges.

Exchange Rates

      The following exchange rates have been used to convert foreign currency denominated amounts into US dollars, unless they were determined using exchange rates on the date of a specific event:

                                               Balance Sheet                            Income Statement
                                                                                   (average for three months
                                                                                       ended March 31,)
                                      At March 31,    At December 31,            --------------------------------
                                           2004            2003                       2004             2003
                                     -------------   ----------------              ---------         --------
Australian dollars (A$) ..........       $0.7537          $0.7495                    $0.7622         $0.5928

RESULTS OF OPERATIONS

      All dollar amounts in Management's Discussion and Analysis of Financial Condition and Results of Operations and the tables therein, except per share amounts, are stated in millions of US dollars unless otherwise indicated.

      The results of operations and the related management's discussion of those results for all periods presented reflect the discontinuance of certain operations of TXU Corp. (see Note 3 to Financial Statements regarding discontinued operations).

TXU Corp. Consolidated
----------------------

Three Months Ended March 31, 2004 compared to Three Months Ended March 31, 2003
-------------------------------------------------------------------------------

      Reference is made to the consolidated income statements presented in the financial statements and the comparisons of results by business segment following the discussion of consolidated results immediately below. The business segment comparisons provide additional detail and quantification of items affecting financial results.

      TXU Corp.'s operating revenues increased $210 million, or 11%, to $2.1 billion in 2004. Operating revenues rose $167 million, or 9%, to $2.0 billion in the Energy segment reflecting higher retail and wholesale pricing, partially offset by the effect of a mix shift to lower-price wholesale sales. Operating revenues in the Electric Delivery segment increased by $17 million, or 3%, to $523 million driven by increased electricity transmission and distribution tariffs and higher disconnect/reconnect fees. Consolidated revenue growth also reflected a $24 million reduction in the intercompany sales elimination, primarily reflecting lower sales by Electric Delivery to Energy as sales to nonaffiliated REPs increased.

      Net results from hedging and risk management activities, which are reported in revenues and include both realized and unrealized gains and losses, declined $91 million to a net loss of $8 million in 2004. Changes in these results reflect market price movements on commodity positions held to hedge gross margin; the comparison to 2003 also reflects a decline of $18 million due to a favorable settlement with a counterparty in 2003. Results from these activities include net unrealized losses arising from mark-to-market accounting of $18 million in 2004 and $17 million in 2003.

 Gross Margin

                                                                         Three Months Ended March 31,
                                                                ----------------------------------------------
                                                                              % of                       % of
                                                                  2004       Revenue       2003        Revenue
                                                                 ------     ---------     ------      ---------
Operating revenues.....................................          $ 2,132        100%      $ 1,922        100%
Costs and expenses:
     Cost of energy sold and delivery fees.............              906         42%          841         44%
     Operating costs...................................              343         16%          353         18%
     Depreciation and amortization related to operating
         assets........................................              165          8%          168          9%
                                                                 -------        ---       -------       ----
Gross margin...........................................          $   718         34%      $   560         29%
                                                                 =======        ===       =======       ====

      Gross margin is considered a key operating metric as it measures the effect of changes in sales volumes and pricing versus the variable and fixed costs of energy sold, whether generated or purchased, as well as the costs to deliver energy.

      The depreciation and amortization expense included in gross margin excludes $25 million and $17 million of such expense for the three months ended March 31, 2004 and 2003, respectively, related to assets that are not directly used in the generation and delivery of energy.

      Gross margin increased $158 million, or 28%, to $718 million in 2004. The Energy segment's gross margin increased $162 million, or 55%, to $454 million reflecting higher sales prices, which were partially offset by the effect of lower results from hedging and risk management activities, and more effective management of gas-fired generation versus purchased power supply sourcing as well as increased base load (nuclear and coal-fired) production, partially offset by the effect of a mix shift from higher-margin retail sales to wholesale sales and higher delivery fees. Lower depreciation and amortization and operating costs also contributed to the Energy segment's gross margin improvement. The Electric Delivery segment's gross margin decreased $2 million, or 1%, to $265 million reflecting a small increase in operating costs.

      Depreciation and amortization (including amounts shown in the gross margin table above) increased $5 million, or 3%, to $190 million in 2004, reflecting investments in delivery facilities to support growth and normal replacements of equipment and the start of amortization of regulatory assets associated with securitization bonds issued in August 2003. These effects were partially offset by a $24 million impact of lower depreciation related to Energy's generation fleet due primarily to extensions of estimated depreciable lives to better reflect useful lives. (See Note 1 to Financial Statements.)

      SG&A expense increased $17 million, or 8%, to $223 million in 2004. The Energy segment's SG&A expense increased $1 million due to a $14 million increase in bad debt expense, partially offset by lower staffing and related administrative expenses. The remaining increase primarily reflects $14 million in compensation expense under Mr. Wilder's employment agreement.

      Other deductions increased $1 million to $19 million in 2004. The 2004 amount includes $17 million in charges for employee severance and asset writedowns associated with the performance improvement initiatives discussed above. Because of the scope and magnitude of the significant strategic initiatives underway and contemplated, as described above under "Changes in Business," Energy expects to record significant unusual charges in 2004, including asset writedowns and employee severance costs. These charges will be classified as other deductions. The charges described immediately above represent the effects of an initial phase of those initiatives. The 2003 period includes $16 million of equity losses of Pinnacle prior to its consolidation in March 2003.

      Interest expense and related charges decreased $18 million, or 9%, to $184 million in 2004, reflecting lower average borrowings.

      The effective income tax rate on income from continuing operations before cumulative effect of changes in accounting principles was 32.3% in 2004 and 10.5% in 2003. The increase reflected the effect of comparable tax benefit amounts of depletion allowances and amortization of investment tax credits on a higher income base in 2004. Also contributing to the effective rate increase was the effect of non-deductible executive compensation expense in 2004, which was partially offset by the effect on postretirement benefit expense of a non-taxable Medicare subsidy in 2004 ($7 million for the quarter).

      Income from continuing operations before cumulative effect of changes in accounting principles increased $98 million to $132 million in 2004. This performance reflected an increase of $82 million in the Energy segment, driven by higher gross margin. Results in the Energy segment reflected $17 million ($11 million after-tax) in charges related to the performance improvement plan, reported in other deductions as discussed above. Earnings in the Electric Delivery segment increased $5 million, or 8%, to $66 million due reflecting higher disconnect/reconnect fees and lower interest expense. Corporate and other expenses declined $4 million, primarily reflecting the absence of $16 million in equity losses from Pinnacle, partially offset by the $14 million (pre and after-tax) charge related to Mr. Wilder's employment agreement reported in SG&A expenses as discussed above. Net pension and postretirement benefit costs reduced income from continuing operations by $18 million in 2004 and 2003.

      Income from discontinued operations was $50 million in 2004 and $69 million in 2003, primarily reflecting the operating results of TXU Australia and TXU Gas, partially offset by losses in the telecommunications business in both years.

      A cumulative effect of changes in accounting principles, representing an after-tax charge of $58 million in 2003, reflects the impact on commodity contract mark-to-market accounting from rescission of EITF 98-10 and the recording of asset retirement obligations under SFAS 143. (See Note 2 to Financial Statements.)

      Diluted earnings per share from continuing operations before cumulative effect of changes in accounting principles and the effect of preference stock dividends increased $0.26 to $0.37 per share in 2004, reflecting the improvement in operating results as average common shares outstanding remained flat compared to 2003. A total of 57.1 million dilutive shares relate to the $750 million exchangeable preferred membership interests originally issued as subordinated notes in November 2002. For the diluted earnings per share calculation, $13 million in after-tax distributions and discount amortization related to these securities is added back to net income.

COMMODITY CONTRACTS AND MARK-TO-MARKET ACTIVITIES

      The table below summarizes the changes in commodity contract assets and liabilities for the three months ended March 31, 2004. The net change in these assets and liabilities, excluding "other activity" as described below, represents the net effect of recording unrealized gains/(losses) under mark-to-market accounting for positions in the commodity contract portfolio. These positions consist largely of economic hedge transactions, with speculative trading representing a small fraction of the activity.

                                                                                                Three Months
                                                                                                    Ended
                                                                                               March 31, 2004
                                                                                               -----------------
     Balance of net commodity contract assets at beginning of period...............                  $ 108

     Settlements of positions included in the opening balance (1)..................                    (30)

     Unrealized mark-to-market valuations of positions held at end of period.......                     27

     Other activity (2)............................................................                    (11)
                                                                                                     -----
     Balance of net commodity contract assets at end of period.....................                  $  94
                                                                                                     =====

-----------------

         (1) Represents unrealized mark-to-market valuations of these positions recognized in earnings as of the beginning of the period.
         (2) Includes initial values of positions involving the receipt or payment of cash or other consideration, such as option premiums and the amortization of such values. These activities have no effect on unrealized mark-to-market valuations.

      In addition to the net effect of recording unrealized mark-to-market gains and losses that are reflected in changes in commodity contract assets and liabilities, similar effects arise in the recording of unrealized ineffectiveness mark-to-market gains and losses associated with commodity-related cash flow hedges that are reflected in changes in cash flow hedges and other derivative assets and liabilities. The total net effect of recording unrealized gains and losses under mark-to-market accounting is summarized as follows:

                                                                                              Three Months
                                                                                             Ended March 31,
                                                                                          --------------------
                                                                                           2004         2003
                                                                                          ------      -------
Unrealized gains/(losses) related to commodity contract portfolio................         $   (3)      $  (23)

Ineffectiveness gains/(losses) related to cash flow hedges.......................            (15)           6
                                                                                          ------       ------
Total unrealized gains/(losses)..................................................         $  (18)      $  (17)
                                                                                          ======       ======

      These amounts are included in the "hedging and risk management activities" component of revenues.

      Maturity Table -- Of the net commodity contract asset balance above at March 31, 2004, the amount representing unrealized mark-to-market net gains that have been recognized in current and prior years' earnings is $118 million. The offsetting net liability of $25 million included in the March 31, 2004 balance sheet is comprised principally of amounts representing current and prior years' net receipts of cash or other consideration, including option premiums, associated with contract positions, net of any amortization. The following table presents the unrealized mark-to-market balance at March 31, 2004, scheduled by contractual settlement dates of the underlying positions.

                                      Maturity dates of unrealized net mark-to-market balances at March 31, 2004
                                     ---------------------------------------------------------------------------
                                        Maturity                                      Maturity in
                                       less than      Maturity of     Maturity of      Excess of
       Source of fair value              1 year        1-3 years       4-5 years        5 years         Total
-----------------------------------  ---------------  -----------     -----------    -------------     -------
Prices actively quoted...........         $ 72           $  -             $ -            $  -           $  72
Prices provided by other
  external sources...............            -             35               2              (2)             35
Prices based on models...........           12             (1)              -               -              11
                                          ----           ----             ---            ----           -----
Total............................         $ 84           $ 34             $ 2            $ (2)          $ 118
                                          ====           ====             ===            ====           =====
Percentage of total fair value...           71%            29%              2%             (2)%           100%


      As the above table indicates, essentially all of the unrealized mark-to-market valuations at March 31, 2004 mature within three years. This is reflective of the terms of the positions and the methodologies employed in valuing positions for periods where there is less market liquidity and visibility. The "prices actively quoted" category reflects only exchange traded contracts with active quotes available. The "prices provided by other external sources" category represents forward commodity positions at locations for which over-the-counter broker quotes are available. Over-the-counter quotes for power and natural gas generally extend through 2005 and 2010, respectively. The "prices based on models" category contains the value of all non-exchange traded options, valued using industry accepted option pricing models. In addition, this category contains other contractual arrangements which may have both forward and option components. In many instances, these contracts can be broken down into their component parts and modeled as simple forwards and options based on prices actively quoted. As the modeled value is ultimately the result of a combination of prices from two or more different instruments, it has been included in this category.

Energy
-------

Financial Results
-----------------

                                                                                     Three Months Ended March 31,
                                                                                    ------------------------------
                                                                                         2004           2003
                                                                                        ------         ------
Operating revenues...............................................................        $1,957      $ 1,790

Costs and expenses:

     Cost of energy sold and delivery fees.......................................         1,254        1,216

     Operating costs.............................................................           167          180

     Depreciation and amortization...............................................            97          112

     Selling, general and administrative expenses................................           145          144

     Franchise and revenue-based taxes...........................................            26           27

     Other income ...............................................................            (1)          (8)

     Other deductions............................................................            20            2

     Interest income.............................................................            (2)          (2)

     Interest expense and related charges .......................................            79           76
                                                                                        -------      -------

         Total costs and expenses................................................         1,785        1,747
                                                                                        -------      -------

Income from continuing operations before income taxes and cumulative effect of
  changes in accounting principles...............................................           172           43

Income tax expense...............................................................            54            7
                                                                                         ------      -------
Income from continuing operations before cumulative effect of changes in
  accounting principles..........................................................        $  118      $    36
                                                                                         ======      =======

------------
    The segment includes the electricity generation, wholesale and retail energy sales, and hedging and risk management operations of Energy, operating principally in the competitive Texas market.

Energy
------

Operating Data
--------------

                                                                                    Three Months Ended March 31,
                                                                                    ----------------------------
                                                                                         2004           2003
                                                                                        ------         ------
Operating statistics - volumes:

Retail electricity (GWh):
   Historical service territory (a):
   Residential.................................................................           7,119          8,171
   Small business (b)..........................................................           2,533          3,243
                                                                                        -------        -------
     Total historical service territory........................................           9,652         11,414
   Other territories (a):
   Residential.................................................................             518            362
   Small business (b)..........................................................              61             71
                                                                                        -------        -------
     Total other territories...................................................             579            433
   Large business..............................................................           6,709          7,551
                                                                                        -------        -------
     Total retail electricity..................................................          16,940         19,398
Wholesale electricity (GWh)....................................................          12,553          7,406
                                                                                        -------        -------
     Total retail and wholesale electricity....................................          29,493         26,804
                                                                                        =======        =======
Production and purchased power (GWh):
   Nuclear (base load).........................................................           4,854          4,740
   Lignite/coal (base load)....................................................          10,203          8,687
   Gas/oil.....................................................................             910          3,662
   Purchased power.............................................................          14,232         10,496
                                                                                        -------        -------
     Total energy supply.......................................................          30,199         27,585
   Less line loss and other....................................................             706            781
                                                                                        -------        -------
     Net energy supply.........................................................          29,493         26,804
                                                                                        =======        =======
Base load capacity factors (%):
   Nuclear.....................................................................            97.0           95.4
   Lignite/coal................................................................            83.8           73.2

Customer counts:

Retail electricity customers (end of period & in thousands -
   based on number of meters):
    Historical service territory (a):
      Residential..............................................................           2,054          2,184
      Small business (b).......................................................             316            324
                                                                                        -------        -------
        Total historical service territory.....................................           2,370          2,508

    Other territories (a):
      Residential..............................................................             163            112
      Small business (b).......................................................               5              5
                                                                                        -------        -------
        Total other territories................................................             168            117
Large business.................................................................              78             76
                                                                                        -------        -------
     Total retail electricity customers........................................           2,616          2,701
                                                                                        =======        =======

   (a) Breakouts of historical service and other territory data are best estimates.
   (b) Customers with demand of less than 1 MW annually.


                                                                                    Three Months Ended March 31,
                                                                                   ------------------------------
                                                                                         2004           2003
                                                                                       --------        -------
Operating revenues (millions of dollars):

Retail electricity revenues:
   Historical service territory (a):
   Residential.................................................................         $   650        $   653
   Small business (b) .........................................................             256            294
                                                                                        -------        -------
     Total historical service territory........................................             906            947

   Other territories (a):
   Residential.................................................................              43             31
   Small business (b) .........................................................               6              6
                                                                                        -------        -------
     Total other territories...................................................              49             37
   Large business and other customers..........................................             453            448
                                                                                        -------        -------
Total retail electricity revenues..............................................           1,408          1,432
Wholesale electricity revenues.................................................             466            236
Hedging and risk management activities.........................................              (8)            83
Other revenues.................................................................              91             39
                                                                                        -------        -------
     Total operating revenues..................................................         $ 1,957        $ 1,790
                                                                                        =======        =======

Weather (average for service territory) (c)
  Percent of normal:
     Heating degree days.......................................................           88.6%         106.6%

   (a) Breakouts of historical service and other territory data are best estimates.
   (b) Customers with demand of less than 1 MW annually.
   (c) Weather data is obtained from Meteorlogix, an independent company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).


                                                                                     Three Months Ended March 31,
                                                                                    ------------------------------
                                                                                       2004            2003
                                                                                      ------          -------
Fuel and Purchased Power Costs ($/MWh)

     Nuclear generation.......................................................          $  4.41      $   4.32
     Lignite/coal generation..................................................          $ 13.28      $  13.05
     Gas/Oil generation and purchased power...................................          $ 43.90      $  48.12
       Average Total Electricity Supply.......................................          $ 27.21      $  29.55

Average Retail Volume (KWh)/Customer
   (calculated using average no. of customers for period)

     Residential..............................................................            3,452        3,692
     Small business...........................................................            8,084       10,000
     Large business and other customers.......................................           91,240       98,126

Average Retail Revenues ($/MWh))

     Residential..............................................................          $ 90.70      $  80.14
     Small business...........................................................          $100.83      $  90.43
     Large business and other customers.......................................          $ 67.53      $  59.38

Average Delivery Fees ($/MWh).................................................          $ 22.34      $  19.77

Average Contribution Margin (a) ($/MWh)

     Residential..............................................................          $ 41.04      $  30.78
     Small business...........................................................          $ 51.17      $  41.07
     Large business and other customers.......................................          $ 17.87      $  10.02

Estimated Share of ERCOT Retail Markets

     Residential (b)..........................................................              46%           48%
     Small business (b).......................................................              32%           34%
     Large business and other customers (c)...................................              41%           38%

Hedging and Risk Management Activities

     Net unrealized mark to market gains/(losses).............................          $ (18)        $  (17)
     Realized gains (losses)..................................................             10            100
                                                                                        -----         ------
       Total..................................................................          $  (8)        $   83
                                                                                        =====         ======

(a) Operating revenues less cost of energy sold and delivery fees.
(b) Estimated market share is based on the number of customers that have choice.
(c) Estimated market share is based on the annualized consumption for this overall market.

Energy
------
Three Months Ended March 31, 2004 compared to Three Months Ended March 31, 2003
-------------------------------------------------------------------------------

      Operating revenues increased $167 million, or 9%, to $2.0 billion in 2004. Total retail and wholesale electricity revenues rose $206 million, or 12%, to $1.9 billion. This growth reflected higher retail and wholesale pricing, partially offset by the effects of a mix shift to lower-price wholesale sales and warmer winter weather. Total volumes increased 10%, but the effect of higher wholesale volumes was largely offset by a decline in higher-price retail volumes. Retail electricity revenues decreased $24 million, or 2%, to $1.4 billion reflecting a $181 million decline attributable to a 13% drop in sales volumes, driven by the effect of competitive activity, largely offset by a $157 million increase due to higher pricing . Higher pricing reflected increased price-to-beat rates, due to approved fuel factor increases, and higher contract pricing in the competitive large business market, both resulting from higher natural gas prices. Retail electricity customer counts at March 31, 2004 declined 3% from March 31, 2003 but have increased 1% from December 31, 2003. Wholesale electricity revenues grew $230 million, or 97% to $466 million reflecting a $164 million increase attributable to a 69% rise in sales volumes and a $66 million increase due to the effect of increased natural gas prices on wholesale prices. Higher wholesale electricity sales volumes reflected the establishment of the new northeast zone in ERCOT. Because Energy has a generation plant in the new zone, wholesale sales have increased. Wholesale power purchases also increased as a result of the establishment of the new zone. The increase in wholesale sales volumes also reflected a partial shift in the customer base from retail to wholesale services, particularly in the business market.

      Net results from hedging and risk management activities, which are reported in revenues and include both realized and unrealized gains and losses, declined $91 million from a net gain of $83 million in 2003 to a net loss of $8 million in 2004. Changes in these results reflect market price movements on commodity positions held to hedge gross margin; the comparison to 2003 also reflects a decline of $18 million due to a favorable settlement with a counterparty in 2003. Because the hedging activities are intended to mitigate the risk of commodity price movements on revenues and cost of energy sold, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on gross margin. Results from these activities include net unrealized losses arising from mark-to-market accounting of $18 million in 2004 and $17 million in 2003. The majority of Energy's natural gas physical sales and purchases are in the wholesale markets and essentially represent hedging activities. These activities are accounted for on a net basis with the exception of retail sales to business customers, which effective October 1, 2003 are reported gross in accordance with new accounting rules and totaled $46 million in revenues for the first quarter of 2004. The increase in other revenues of $52 million to $91 million in 2004 was primarily driven by this change.

      Gross Margin

                                                                               Three Months Ended
                                                                                   March 31,
                                                                --------------------------------------------------
                                                                                % of                        % of
                                                                   2004        Revenue        2003         Revenue
                                                                  ------      ---------      ------       ---------
Operating revenues.....................................          $ 1,957         100%        $ 1,790        100%
Costs and expenses:
     Cost of energy sold and delivery fees.............            1,254          64%          1,216         68%
     Operating costs...................................              167           9%            180         10%
     Depreciation and amortization related to operating
         assets........................................               82           4%            102          6%
                                                                 -------         ---         -------        ----
Gross margin...........................................          $   454          23%        $   292         16%
                                                                 =======         ===         =======        ====

      The depreciation and amortization expense reported in the gross margin amounts above excludes $15 million and $10 million of such expense for the three months ended March 31, 2004 and 2003, respectively, related to assets that are not directly used in the generation of electricity.

      Gross margin increased $162 million, or 55%, to $454 million in 2004 reflecting higher sales prices, which were partially offset by the effect of lower results from hedging and risk management activities, and more effective management of gas-fired generation versus purchased power supply sourcing as well as increased base load (nuclear and coal-fired) production, partially offset by the effect of a mix shift from higher-margin retail sales to wholesale sales and higher delivery fees. Lower depreciation and amortization and operating costs also contributed to the gross margin improvement.

      Operating costs decreased $13 million, or 7%, to $167 million in 2004. The decline reflected the timing of repair and maintenance activities. Depreciation and amortization related to generation assets decreased $20 million, or 20%, to $82 million, due primarily to extensions of estimated average depreciable lives of nuclear and lignite generation facilities' assets to better reflect their useful lives. (See Note 1 to Financial Statements).

      SG&A expenses increased $1 million, or 1%, to $145 million in 2004 largely due to a $14 million increase in bad debt expense, partially offset by lower staffing and related administrative expenses. The increase in bad debt expense reflects $8 million in higher provisions in 2004 due to higher charge-offs and a $6 million credit in 2003 related to a favorable settlement with a counterparty.

      Other deductions increased $18 million to $20 million in 2004. The 2004 amount includes $17 million ($11 million after-tax) in charges for employee severance and asset writedowns associated with the performance improvement initiatives.

      The effective income tax rate increased to 31.4% in 2004 from 16.3% in 2003. The increase was driven by the effects of comparable (to 2003) tax benefit amounts of depletion allowances and amortization of investment tax credits on a higher income base in 2004.

      Income from continuing operations before cumulative effect of changes in accounting principles increased $82 million to $118 million in 2004, reflecting the higher gross margin partially offset by higher other deductions expense. Net pension and postretirement benefit costs reduced net income by $10 million in 2004 and by $9 million in 2003.

Electric Delivery
-----------------

Financial Results
-----------------

                                                                                    Three Months Ended March 31,
                                                                                    ----------------------------
                                                                                         2004          2003
                                                                                        ------        ------
Operating revenues.............................................................         $  523       $   506

Costs and  expenses:

    Operating costs............................................................            175           173

    Depreciation and amortization..............................................             87            69

    Selling, general and administrative expenses...............................             49            49

    Franchise and revenue-based taxes .........................................             59            60

    Other income ..............................................................             (2)           (2)

    Interest income ...........................................................            (12)          (15)

    Interest expense and related charges ......................................             71            80
                                                                                        ------       -------
        Total costs and expenses...............................................            427           414
                                                                                        ------       -------
Income before income taxes.....................................................             96            92

Income tax expense.............................................................             30            31
                                                                                        ------       -------
Net Income.....................................................................         $   66       $    61
                                                                                        ======       =======

-----------
    Includes the electricity transmission and distribution business of Electric Delivery, which is subject to regulation by Texas authorities.

Electric Delivery
-----------------

Operating Data
--------------

                                                                                     Three Months Ended March 31,
                                                                                    -----------------------------
                                                                                          2004          2003
                                                                                         ------        ------
Operating statistics - volumes:
Electric energy delivered (GWh).................................................         23,631         23,908

Reliability statistics:

System Average Interruption Duration Index (SAIDI) (non-storm) (a)..............           86.28         86.90
System Average Interruption Frequency Index (SAIFI) (non-storm) (a).............            1.26          1.32
Customer Average Interruption Duration Index (CAIDI) (non-storm) (a)............           68.46         65.66

Electricity points of delivery (end of period and in thousands):

     Electricity distribution points of delivery  (based on number of
        meters)(b)..............................................................           2,942          2,914

Operating revenues (millions of dollars):

Electricity transmission and distribution:
     Affiliated (Energy)........................................................         $  349        $   377
     Non-affiliated.............................................................            174            129
                                                                                         ------        -------
Total operating revenues........................................................         $  523        $   506
                                                                                         ======        =======
Weather (average for service territory) (c)
    Percent of normal:
           Heating degree days..................................................           88.6%        106.6%


-----------

(a) SAIDI is the number of minutes the average customer is out of electric service in a year. SAIFI is the number of times a year that the average customer experiences an interruption to electric service. CAIDI is the duration in minutes of the average interruption to electric service.
(b) Includes lighting sites, principally guard lights, for which Energy is the REP but are not included in Energy's customer count. Such sites totaled 99,591 and 104,851 at March 31, 2004 and 2003, respectively.
(c) Weather data is obtained from Meteorlogix, an independent company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).


Electric Delivery
-----------------

Three Months Ended March 31, 2004 compared to Three Months Ended March 31, 2003
-------------------------------------------------------------------------------

      Operating revenues increased $17 million, or 3%, to $523 million in 2004. Higher tariffs provided $29 million of this increase, reflecting delivery fee surcharges associated with the issuance of securitization bonds in August 2003 ($14 million), transmission rate increases approved in 2003 ($9 million) and an increase in distribution tariffs to recover higher transmission costs ($6 million). Revenue growth also included $5 million in increased disconnect/reconnect fees, reflecting disconnections initiated by REPs on uncollected accounts and increased consumer switching due to competitive activity. A 1% decline in electricity volumes delivered in 2004 resulted in a $17 million decrease in revenue, reflecting lower consumption by residential end-users due to weather, usage efficiencies and other factors.

Gross Margin

                                                                         Three Months Ended March 31,
                                                                ------------------------------------------------
                                                                              % of                      % of
                                                                  2004       Revenue       2003        Revenue
                                                                 --------   ---------    ---------   ---------
Operating revenues.....................................          $   523        100%      $   506        100%
Costs and expenses:
     Operating costs...................................              175         33%          173         34%
     Depreciation and amortization related to delivery
       assets..........................................               83         16%           66         13%
                                                                 -------        ----      -------        ----
Gross margin...........................................          $   265         51%      $   267         53%
                                                                 =======        ====      =======        ====


      The depreciation and amortization expense included in gross margin excludes $4 million and $3 million of such expense for the year ended March 31, 2004 and 2003, respectively, related to assets that are not directly used in the delivery of energy.

      Gross margin decreased $2 million, or 1%, to $265 million in 2004, as the increase in revenues was largely offset by an increase in depreciation and amortization expense driven by $14 million in increased amortization of regulatory assets. The effect on revenues of the delivery fee surcharges associated with the issuance of securitization bonds is offset by the related amortization expense.

      Interest expense and other charges decreased $9 million, or 11%, to $71 million reflecting a decrease of $3 million from lower average interest rates, due to refinancing of long-term debt with lower rate debt issuances, $3 million from lower average borrowings and $3 million less interest paid to REPs as the excess mitigation credit ceased at the end of 2003.

      The effective income tax rate decreased to 31.2% in 2004 from 33.7% in 2003. The decrease primarily reflected the effect on postretirement benefit expense of a non-taxable Medicare subsidy in 2004 ($6 million for the quarter).

      Net income increased $5 million, or 8%, to $66 million in 2004, primarily reflecting lower interest expense due to lower average interest rates. Net pension and postretirement benefit costs reduced net income by $4 million in 2004 and $5 million in 2003.

COMPREHENSIVE INCOME - Continuing Operations

      Cash flow hedge activity reported in other comprehensive income from continuing operations included:

                                                                                    Three Months Ended March 31,
                                                                                   ------------------------------
                                                                                        2004            2003
                                                                                       ------          -------
Cash flow hedge activity (net of tax):
  Net change in fair value of hedges - gains/(losses):
   Commodities.................................................................       $   (58)       $   (78)
   Financing - interest rate and currency swaps................................            (4)           (12)
                                                                                      -------        -------
                                                                                          (62)           (90)
Losses realized in earnings (net of tax):
   Commodities.................................................................             4             47
   Financing - interest rate and currency swaps................................             8             16
                                                                                       ------        -------
                                                                                           12             63
Loss effect of cash flow hedges reported in other
   comprehensive income........................................................       $   (50)       $   (27)
                                                                                      =======        =======


FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

      Cash Flows from Continuing Operations -- Cash flows provided by operating activities for the three months ended March 31, 2004 were $338 million compared to $819 million for the three months ended March 31, 2003. The principal driver of the $481 million decrease in 2004 was a $601 million tax refund in 2003, primarily related to tax benefits associated with the write-off of the investment in Europe, partially offset by improved working capital (accounts receivable, accounts payable and inventory) of $70 million and improved earnings.

      Cash flows used in financing activities were $603 million in 2004 compared to $432 million in 2003. Net cash used in issuances and repayments of borrowings totaled $566 million in 2004 compared to $387 million in 2003. Common stock dividends paid totaled $40 million in both 2004 and 2003.

      Cash flows used in investing activities totaled $186 million and $146 million during 2004 and 2003, respectively. Capital expenditures, including nuclear fuel, were $194 million in 2004 and $185 million in 2003. Cash flows provided by investing activities in 2004 consisted primarily of $12 million from the settlement of fair value hedges (see Note 4 to Financial Statements). Cash flows provided by investing activities in 2003 included $38 million largely related to the sale of retail gas activities outside of Texas and the sale of property, plant and equipment.

      Depreciation and amortization expense reported in the statement of cash flows exceeds the amount reported in the statement of income by $18 million for 2004. This difference represents amortization of nuclear fuel, which is reported as cost of energy sold in the statement of income consistent with industry practice, and amortization of certain regulatory assets, which is reported as operating costs in the statement of income.

Financing Activities
--------------------

      Long-Term Debt Activity -- During the three months ended March 31, 2004, TXU Corp. and its subsidiaries issued, redeemed, reacquired or made scheduled principal payments on long-term debt as follows:

                                                        Issuances   Retirements
                                                        ---------   -----------
TXU Corp.:
    Long-term debt .....................................  $    --      $    4

Electric Delivery:
    Transition bonds....................................       --           8

TXU Gas:
    Senior notes........................................       --         150

US Holdings:
    Long-term debt......................................       --           1

Pinnacle telecommunications holding company:
    Senior Notes........................................       --         560
                                                          -------      ------

    Total cash (a) ..................................     $    --      $  723
                                                          =======      ======

(a) During the quarter ended March 31, 2004, TXU Australia had long-term debt issuances of $759 million and retirements of $705 million.

      See Notes 4, 5, 6 and 7 to Financial Statements for further detail of debt issuance and retirements, financing arrangements, debt held by unconsolidated subsidiary trusts and capitalization.

      Debt and Capital Management -- Principally as a result of anticipated cash proceeds from the sales of businesses and assets discussed above under "Changes in Business," TXU Corp. intends to increase value and reduce risks through a comprehensive liability management initiative. Under this initiative, TXU Corp. expects, over time, to repurchase and issue debt, preferred and equity securities, as demonstrated by the repurchase of the Energy Exchangeable Preferred Membership Interests. During April and May 2004, TXU Corp. also repurchased approximately $90 million of its debt and equity securities in open market purchases.

      Additionally, on May 7, 2004, TXU Corp. announced that it had reached an agreement that will result in the dismissal of a lawsuit brought against TXU Corp. by the owners of approximately 42% of certain TXU Corp. equity-linked debt securities issued in October 2001. Under the terms of the agreement, TXU Corp. will repurchase all of the approximately 8.5 million units of the securities (approximately $423 million principal amount), held by the plaintiffs for an aggregate price of $47.75 per unit for total cash repurchase price of approximately $404 million. The repurchase of the securities will result in a charge to earnings of up to $16 million and a credit (increase) to additional paid-in capital of up to $57 million. Both amounts are before consideration of any income tax effects, which are under review by management.

      All the above repurchases were funded through cash on hand and bank borrowings.

      Fair Value Hedges -- In March 2004, fixed-to-variable interest rate swaps related to $400 million of debt were settled for a gain of $18 million ($12 million in cash received as of March 31, 2004). The gain will be amortized to offset interest expense over the remaining life of the debt. Also in March 2004, TXU Corp. entered into interest rate swap transactions through 2006, which are being accounted for as fair value hedges, to effectively convert $400 million of its fixed rate notes to floating interest rates.

      Transactions in April 2004 included settlement of fixed-to-variable interest rate swaps related to $100 million of debt for a gain of $3.5 million, which will be amortized over the remaining life of the debt, and the effective conversion of $2.1 billion of fixed rate debt to variable rates through swaps expiring through 2013.

      Equity -- TXU Corp. or its predecessor has declared common stock dividends payable in cash in each year since incorporation in 1945. The Board of Directors of TXU Corp., at its February 2004 meeting, declared a quarterly dividend of $0.125 a share, payable April 1, 2004, to shareholders of record on March 5, 2004. TXU Corp. paid quarterly dividends of $0.125 a share throughout 2003. Future dividends may vary and are subject to consideration of TXU Corp.'s operating cash flow levels and capital requirements as well as financial and other business conditions existing at the time.

      The mortgage of Electric Delivery restricts its payment of dividends to the amount of its retained earnings. Certain other debt instruments and preferred securities of TXU Corp. and its subsidiaries contain provisions that restrict payment of dividends during any interest or distribution payment deferral period or while any payment default exists. At March 31, 2004, there were no restrictions on the payment of dividends under these provisions.

      Capitalization -- The capitalization ratios of TXU Corp. at March 31, 2004, consisted of 3.1% long-term debt held by subsidiary trusts, 8.1% equity-linked debt securities, 51.1% other long-term debt, less amounts due currently, 3.6% exchangeable preferred membership interests, 1.7% preference stock, 0.6% preferred stock of subsidiaries and 31.8% common stock equity. Total debt to capitalization, including short-term debt, was 63% and 64% at March 31, 2004 and December 31, 2003, respectively.

      Short-term Borrowings -- At March 31, 2004, TXU Corp. had outstanding short-term borrowings consisting of bank borrowings of $175 million at a weighted average interest rate of 2.67% and commercial paper of $7 million (in Australia). At December 31, 2003, TXU Corp. had outstanding short-term borrowings consisting of bank borrowings of $58 million and commercial paper of $39 million (all in Australia). Short-term borrowings of TXU Australia are reported in liabilities held for sale. See Note 4 to Financial Statements for borrowings under arrangements entered into in April 2004.

      Credit Facilities -- At March 31, 2004, TXU Corp. had US credit facilities totaling $2.8 billion and expiring in 2005 and 2008, of which $2.1 billion was unused, and Australian facilities totaling $895 million of which $137 million was unused. These credit facilities support issuances of letters of credit and are available for borrowings. See Note 4 to Financial Statements for details of the arrangements.

      Sale of Receivables -- TXU Corp. has established an accounts receivable securitization program. The activity under this program is accounted for as a sale of accounts receivable in accordance with SFAS 140. Under the program, US subsidiaries of TXU Corp. (originators) sell trade accounts receivable to TXU

Receivables Company, a consolidated wholly-owned bankruptcy remote direct subsidiary of TXU Corp., which sells undivided interests in the purchased accounts receivable for cash to special purpose entities established by financial institutions. All new trade receivables under the program generated by the originators are continuously purchased by TXU Receivables Company with the proceeds from collections of receivables previously purchased. Funding under the program at March 31, 2004 and December 31, 2003 totaled $600 million, which is the maximum amount available. See Note 4 to Financial Statements for a more complete description of the program including the financial impact on earnings and cash flows for the periods presented and the contingencies that could result in termination of the program.

      Registered Financing Arrangements -- TXU Corp., US Holdings, TXU Gas and other subsidiaries of TXU Corp. may issue and sell additional debt and equity securities as needed, including: (i) issuances by US Holdings of up to $25 million of cumulative preferred stock and up to an aggregate of $924 million of additional cumulative preferred stock, debt securities and/or preferred securities of subsidiary trusts and (ii) issuances by TXU Gas of up to an aggregate of $400 million of debt securities and/or preferred securities of subsidiary trusts, all of which are currently registered with the SEC for offering pursuant to Rule 415 under the Securities Act. In May 2004, TXU Corp. filed a new shelf registration for over $2.0 billion of debt and/or equity securities.

      Cash and Cash Equivalents -- Cash on hand totaled $421 million and $829 million at March 31, 2004 and December 31, 2003, respectively. The decline reflects repayments of borrowings.

      Restricted Cash -- Restricted cash at March 31, 2004 and December 31, 2003 includes $525 million related to a $500 million credit facility established in 2003. The remaining restricted cash reported in investments on the balance sheet as of March 31, 2004 included $45 million held as collateral for letters of credit issued and $10 million principally related to payment of fees associated with the securitization bonds. At March 31, 2004, TXU Electric Delivery Transition Bond Company LLC had $9 million of restricted cash, representing collections from customers that secure its securitization bonds and may be used only to service its debt and pay its expenses.

      Credit Ratings of TXU Corp. and its US and Australian Subsidiaries -- The current credit ratings for TXU Corp. and certain of its US and Australian subsidiaries are presented below:

                                                    Electric
                  TXU Corp.        US Holdings      Delivery        Energy           TXU Gas        TXU Australia
            ------------------  -----------------  ---------- -----------------  -----------------  -----------------
            (Senior Unsecured)  (Senior Unsecured)  (Secured) (Senior Unsecured) (Senior Unsecured) (Senior Unsecured)
S&P.......          BBB-              BBB-            BBB           BBB                BBB              BBB
Moody's...          Ba1               Baa3            Baa1          Baa2               Baa3             Baa2
Fitch.....          BBB-              BBB-            BBB+          BBB                BBB-             BBB-

      Moody's and Fitch currently maintain a stable outlook for TXU Corp., US Holdings, Energy and Electric Delivery and an evolving outlook for TXU Gas. S&P currently maintains a negative outlook for TXU Corp., US Holdings, Energy and Electric Delivery and a developing outlook for TXU Gas. Since the announcement of the sale of TXU Australia (see Note 1 to Financial Statements) Fitch maintains a positive outlook on TXU Australia, Moody's maintains credit watch for upgrade and S&P maintains a negative outlook.

      These ratings are investment grade, except for Moody's rating of TXU Corp.'s senior unsecured debt, which is one notch below investment grade.

      A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

      Financial Covenants, Credit Rating Provisions and Cross Default Provisions -- The terms of certain financing arrangements of TXU Corp. and its subsidiaries contain financial covenants that require maintenance of specified fixed charge coverage ratios, shareholders' equity to total capitalization ratios and leverage ratios and/or contain minimum net worth covenants. Energy's exchangeable preferred membership interests also limit its incurrence of additional indebtedness unless a leverage ratio and interest coverage test are met on a pro forma basis. See Note 1 to Financial Statements for discussion of subsequent events. As of March 31, 2004, TXU Corp. and its subsidiaries were in compliance with all such applicable covenants.

      Certain financing and other arrangements of TXU Corp. and its subsidiaries contain provisions that are specifically affected by changes in credit ratings and also include cross default provisions. The material credit rating and cross default provisions are described below.

      Other agreements of TXU Corp., including some of the credit facilities discussed above, contain terms pursuant to which the interest rates charged under the agreements may be adjusted depending on the credit ratings of TXU Corp. or its subsidiaries.

      Credit Rating Covenants
      -----------------------

      Energy has provided a guarantee of the obligations under TXU Corp.'s lease (approximately $125 million at March 31, 2004) for its headquarters building. In the event of a downgrade of Energy's credit rating to below investment grade, a letter of credit would need to be provided within 30 days of any such ratings decline.

      Energy has entered into certain commodity contracts and lease arrangements that in some instances give the other party the right, but not the obligation, to request Energy to post collateral in the event that its credit rating falls below investment grade.

      Based on its current commodity contract positions, if Energy were downgraded below investment grade by any specified rating agency, counterparties would have the option to request Energy to post additional collateral of approximately $174 million.

      In addition, Energy has a number of other contractual arrangements where the counterparties would have the right to request Energy post collateral. The amount Energy would post under these transactions depends in part on the value of the contracts at that time and Energy's rating by each of the three rating agencies. As of March 31, 2004, based on current contract values, the maximum Energy would post for these transactions is $253 million. Of this amount, $233 million relates to one specific counterparty that requires all three rating agencies to downgrade Energy to below investment grade.

      Energy is also the obligor on leases aggregating $160 million. Under the terms of those leases, if Energy's credit rating were downgraded to below investment grade by any specified rating agency, Energy could be required to sell the assets, assign the leases to a new obligor that is investment grade, post a letter of credit or defease the leases.

      ERCOT also has rules in place to assure adequate credit worthiness for parties that schedule power on the ERCOT System. Under those rules, if Energy's credit rating were downgraded to below investment grade by any specified rating agency, Energy could be required to post collateral of approximately $16 million.

      In the event that TXU Australia's credit rating was downgraded to below investment grade, there were cross currency swaps and interest rate swaps in effect with banks that had the right to terminate the swaps. These contracts were out of the money by $12 million on a net basis.

      TXU Australia had several contracts that could require additional guarantees or cash collateral totaling approximately $66 million if its credit rating was downgraded to below investment grade, or if there was a material adverse change in its financial condition.

      Cross Default Provisions
      ------------------------

      Certain financing arrangements of TXU Corp. contain provisions that would result in an event of default if there were a failure under other financing arrangements to meet payment terms or to observe other covenants that would result in an acceleration of payments due. Such provisions are referred to as "cross default" provisions.

      A default by US Holdings or any subsidiary thereof on financing arrangements of $50 million or more would result in a cross default under the $1.4 billion US Holdings five-year revolving credit facility, the $400 million US Holdings credit facility and $30 million of TXU Mining senior notes (which have a $1 million cross default threshold).

      A default by Energy or Electric Delivery or any subsidiary thereof in respect of indebtedness in a principal amount in excess of $50 million would result in a cross default for such party under the Energy/Electric Delivery
$450 million revolving credit facility. Under this credit facility, a default by Energy or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to Energy, but not as to Electric Delivery. Also, under this credit facility, a default by Electric Delivery or any subsidiary thereof would cause the maturity of outstanding balances under such facility to be accelerated as to Electric Delivery, but not as to Energy.

      A default by TXU Corp. on indebtedness of $50 million or more would result in a cross default under its $500 million five-year revolving credit facility.

      A default by Energy or its subsidiaries on indebtedness of $50 million or more would result in a cross default under its new $1 billion 364-day credit facility.

      A default by TXU Gas or its subsidiaries on indebtedness of $50 million or more would result in a cross default under its new $300 million 364-day credit facility.

      A default or similar event under the terms of the Energy exchangeable preferred membership interests that results in the acceleration (or other mandatory repayment prior to the mandatory redemption date) of such security or the failure to pay such security at the mandatory redemption date would result in a default under Energy's $1.25 billion senior unsecured notes. See subsequent event discussion in Note 1 to Financial Statements.

      Energy has entered into certain mining and equipment leasing arrangements aggregating $113 million that would terminate upon the default of any other obligations of Energy owed to the lessor. In the event of a default by TXU Mining, a subsidiary of Energy, on indebtedness in excess of $1 million, a cross default would result under the $31 million TXU Mining leveraged lease and the lease could terminate.

      The accounts receivable program also contains a cross default provision with a threshold of $50 million applicable to each of the originators under the program. TXU Receivables Company and TXU Business Services each have a cross default threshold of $50,000. If either an originator, TXU Business Services or TXU Receivables Company defaults on indebtedness of the applicable threshold, the facility could terminate.

      Energy enters into energy-related contracts, the master forms of which contain provisions whereby an event of default would occur if Energy were to default under an obligation in respect of borrowings in excess of thresholds stated in the contracts, which thresholds vary.

      Defaults by TXU Australia or its subsidiaries on financing arrangements and interest rate, currency and commodity derivatives would result in cross-defaults under other financing arrangements (including senior bank facilities and senior debt) and interest rate, currency and commodity derivatives of TXU Australia and its subsidiaries. The cross-default provisions in these instruments vary in terms of which entities can cause cross-defaults and the thresholds at which defaults would result in cross-defaults. Defaults by TXU Australia or its subsidiaries would not result in cross-defaults under material financing arrangements of TXU Corp. and its other subsidiaries and defaults by TXU Corp. or its other subsidiaries would not result in cross-defaults under material financing arrangements of TXU Australia and its subsidiaries.

      TXU Corp. and its subsidiaries have other arrangements, including leases with cross default provisions, the triggering of which would not result in a significant effect on liquidity.

      Long-term Contractual Obligations and Commitments -- There have been no significant changes in contractual cash obligations of TXU Corp., since December 31, 2003 as disclosed in the 2003 Form 8-K.

OFF BALANCE SHEET ARRANGEMENTS

      See discussion above under Sale of Receivables and in Note 4 to Financial Statements.

      TXU Corp. has equity ownership interests in entities that are not consolidated. These include operating businesses such as the Australia Sea Gas pipeline joint venture as well as financing trusts not consolidated under FIN
46. There are no material contingencies related to these interests.

      COMMITMENTS AND CONTINGENCIES

      Guarantees -- See Note 8 to Financial Statements for details of contingencies, including guarantees.

REGULATION AND RATES

      Price-to-Beat Rates - Under the 1999 Restructuring Legislation, Energy is required to continue to charge a "price-to-beat" rate established by the Commission to residential customers in the historical service territory. Energy must continue to make price-to-beat rates available to small business customers, however, it may offer rates other than price-to-beat, since it met the requirements of the 40% threshold target calculation in December 2003. The price-to-beat rate can be adjusted upward or downward twice a year, subject to approval by the Commission, for changes in the market price of natural gas. Energy filed a request with the Commission on March 25, 2004 to change the company's price-to-beat electricity prices for North Texas customers. The filing reflects the significant increase in the market price of natural gas since last summer. Energy projects that the proposed increase will be approved by the Commission and implemented in the second quarter of 2004. This adjustment would raise an average monthly residential electric bill of a customer using 1,000 kilowatt hours by 3.4 percent or $3.39 per month. The average price of natural gas futures increased 7.9 percent between July 23, 2003 and March 25, 2004.

      Transmission Rates -- On March 3, 2004, Electric Delivery filed an annual request for interim update of its wholesale transmission rate. Electric Delivery requested a total annualized revenue increase of $14 million. Approximately $8.5 million of this increase would be recovered from wholesale customers, with the remaining $5.5 million to be recovered from REPs through the retail transmission cost recovery factor (TCRF) of Electric Delivery's distribution rate. Electric Delivery's new wholesale transmission rate was approved by the Commission and became effective on April 15, 2004.

      In March 2004, the Commission approved an estimated annualized increase of $9 million in the TCRF component of Delivery's distribution rates charged to REPs. The effect of Delivery's wholesale transmission rate increase described in the preceding paragraph will be included in Delivery's September 2004 TCRF update. With respect to the impact on TXU Corp.'s consolidated results, the higher TCRF results in reduced margin on Energy's sales to those retail customers with pricing that does not provide for recovery of higher delivery fees, principally price-to-beat customers.

      Gas Distribution Rates -- In May 2003, TXU Gas filed, for the first time, a system-wide rate case for the distribution and pipeline operations. The case was filed in all 437 incorporated cities served by the distribution operations, and at the RRC for the pipeline business and for unincorporated areas served by the distribution operations. The TXU Gas filing requested an annual revenue increase of $69.5 million or 7.24%. All 437 cities took action on the case within their statutory time frame, and TXU Gas has appealed these actions to the RRC. Twelve parties have intervened in the case.

       On April 23, 2004, the staff hearings examiners assigned to TXU Gas' pending rate proceeding at the RRC issued a preliminary recommendation known as a Proposal For Decision ("PFD"), which was revised on April 30, 2004. The staff hearings examiners' PFD recommends a total annual decrease in rates of approximately $53 million. TXU Gas believes that the evidence presented in the proceeding supports its request. In addition, TXU Gas believes that the staff hearings examiners' PFD does not follow applicable law or precedent in many important respects. TXU Gas will file written exceptions to this PFD and present oral arguments to the Commissioners of the RRC in an open meeting prior to the issuance of an order in the proceeding by the RRC.

      Australia -- The Essential Services Commission has determined the distribution tariffs for electricity until December 31, 2005, and for gas until December 31, 2007. According to the determination, the gas distribution tariffs were increased by 2.2% for 2003. Each subsequent year, the gas distribution tariffs are to increase by 0.8% plus Consumer Price Index (CPI) increase. The electricity distribution tariffs are to increase by the CPI, less 1% each year.

      In Victoria and New South Wales, the residential electricity markets have both become competitive since January 2002, and the residential gas markets have become competitive in New South Wales from January 2002 and in Victoria from October 2002. The residential and small business energy prices for certain classes of customers are still regulated and determined by the government bodies of the respective States of Victoria and New South Wales.

      In South Australia, the residential energy market has been competitive since January 2003, although prices offered to certain classes of residential and small business customers by incumbent retailers are still regulated and determined by the South Australian government. TXU Australia entered into this market in March 2003. The residential and small business gas market is scheduled to be opened to competition in July 2004.

      Summary -- Although TXU Corp. cannot predict future regulatory or legislative actions or any changes in economic and securities market conditions, no changes are expected in trends or commitments, other than those discussed in this report, which might significantly alter its basic financial position, results of operations or cash flows.

CHANGES IN ACCOUNTING STANDARDS

      See Note 1 to Financial Statements for discussion of changes in accounting standards.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

      The following risk factors are being presented in consideration of industry practice with respect to disclosure of such information in filings under the Securities Exchange Act of 1934, as amended.

     Some important factors, in addition to others specifically addressed in this MANAGEMENT"S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, that could have a material impact on TXU Corp.'s operations, financial results and financial condition, and could cause TXU Corp.'s actual results or outcomes to differ materially from any projected outcome contained in any forward-looking statement in this report, include:

     The implementation of performance improvement initiatives identified by Mr. Wilder may not produce the desired results and may result in disruptions arising from employee displacements and the rapid pace of changes to organizational structure and operating practices and processes. Additionally, the bridge financing necessary to support the repurchase of the Energy Preferred Membership Interests may need to be replaced with long-term financing if the sales of TXU Australia and TXU Fuel Company are not consummated.

     ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT region. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Because of new processes and systems associated with the opening of the market to competition, which continue to be improved, there have been delays in finalizing these settlements. As a result, TXU Corp. is subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting future reported results of operations.

     TXU Corp.'s businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. TXU Corp. will need to adapt to these changes and may face increasing competitive pressure.

     TXU Corp.'s US businesses are subject to changes in laws (including the Texas Public Utility Regulatory Act, as amended, the Texas Gas Utility Regulatory Act, as amended, the Federal Power Act, as amended, the Atomic Energy Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, the Natural Gas Act, as amended, the Natural Gas Policy Act, as amended, and the Public Utility Holding Company Act of 1935, as amended) and changing governmental policy and regulatory actions (including those of the Commission, the RRC, the FERC and the NRC) with respect to matters including, but not limited to, operation of nuclear power facilities, construction and operation of other power generation facilities, construction and operation of transmission facilities, acquisition, disposal, depreciation, and amortization of regulated assets and facilities, recovery of purchased gas costs, decommissioning costs, and return on invested capital for TXU Corp.'s regulated businesses, and present or prospective wholesale and retail competition.

     TXU Corp. believes that the electricity market in ERCOT is workably competitive. TXU Corp. is the largest owner of generation and has the largest retail position in ERCOT, and, along with other market participants, is subject to oversight by the Commission. In that connection, TXU Corp. and other market participants may be subject to various competition-related rules and regulations, including but not limited to possible price-mitigation rules, as well as rules related to market behavior.

     TXU Australia is currently subject to multiple federal and state regulators and regulations in the distribution and retail sectors that impose limitations on the energy retail prices it can charge and returns on its distribution assets, impose substantial costs on its business and seek to promote competition in its markets. In addition, federal competition regulations and Victorian state restrictions of cross-ownership of power generation, energy distribution and energy retail operations could impede acquisitions by TXU Australia and other business strategies.

     Existing laws and regulations governing the market structure in Texas and Australia could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted.

     TXU Corp. is not guaranteed any rate of return on its capital investments in unregulated businesses. TXU Corp. markets and trades power, including power from its own production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Corp.'s results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

     TXU Corp.'s US regulated businesses are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. Electric Delivery's rates are regulated by the Commission based on an analysis of Electric Delivery's costs, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the Commission will judge all of TXU Corp.'s costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of TXU Corp.'s costs and the return on invested capital allowed by the Commission.

     Some of the fuel for TXU Corp.'s power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Corp. can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Corp. markets and trades natural gas and other energy related commodities, and volatility in these markets may affect TXU Corp.'s costs incurred in meeting its obligations.

     If TXU Australia is unable to secure long-term supply arrangements for all of its gas supply needs in Australia on commercially acceptable terms or if its suppliers fail to perform under those agreements, it may be required to purchase gas on the wholesale spot market at potentially higher prices. In addition, if TXU Australia's gas needs are less than TXU Australia's gas take-or-pay commitments and if TXU Australia is unable to make up this shortfall in future contract years, TXU Australia may incur losses as a result of its gas take-or-pay arrangements.

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

      Volatility in market prices for fuel and electricity may result from:

      o    severe or unexpected weather conditions,
      o    seasonality,
      o    changes in electricity usage,
      o    illiquidity in the wholesale power or other markets,
      o transmission or transportation constraints, inoperability or inefficiencies,
      o    availability of competitively priced alternative energy sources,
      o    changes in supply and demand for energy commodities,
      o    changes in power production capacity,
      o outages at TXU Corp.'s power production facilities or those of its competitors,
      o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,
      o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and
      o federal, state, local and foreign energy, environmental and other regulation and legislation.

      All but one of Energy's facilities for power production in the US are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are correlated to gas prices because gas-fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of Energy's base load power production is dependent in significant part upon the price of gas. Energy cannot fully hedge the risk associated with dependency on gas because of the expected useful life of Energy's power production assets and the size of its position relative to market liquidity.

      To manage its near-term financial exposure related to commodity price fluctuations, TXU Corp. routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Corp. routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, TXU Corp. can normally cover only a small portion of the exposure of its assets and positions to market price volatility, and the coverage will vary over time. To the extent TXU Corp. has unhedged positions, fluctuating commodity prices can materially impact TXU Corp. results of operations and financial position, either favorably or unfavorably.

     Although TXU Corp. devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always function as planned and cannot eliminate all the risks associated with these activities.

     TXU Corp. or one of its subsidiaries has guaranteed or indemnified the performance of a portion of the obligations of certain subsidiaries, including those involved in hedging and risk management activities. TXU Corp. or its subsidiary, as the case may be, might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

     TXU Corp.'s hedging and risk management activities are exposed to the risk that counterparties that owe TXU Corp. money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by various factors including improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Corp. might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Corp. might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.

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

     The current credit ratings for TXU Corp.'s and its subsidiaries' long-term debt are investment grade, except for Moody's credit rating for long-term debt of TXU Corp. (the holding company), which is one notch below investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If S&P, Moody's or Fitch were to downgrade TXU Corp.'s and/or its subsidiaries' long-term ratings, particularly below investment grade, borrowing costs would increase and the potential pool of investors and funding sources would likely decrease. If the downgrade were below investment grade, liquidity demands would be triggered by the terms of a number of commodity contracts, leases and other agreements.

     Most of TXU Corp.'s large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Corp.'s subsidiaries' ratings were to decline to below investment grade, costs to operate the power and gas businesses would increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with TXU Corp.'s subsidiaries.

     In addition, as discussed in the 2003 Form 10-K and elsewhere in this report, the terms of certain financing and other arrangements contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

     The operation of power production and energy transportation facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of TXU Corp.'s facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive market, (b) any unexpected failure to produce power, including failure caused by breakdown or forced outage, and (c) repairing damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, TXU Corp.'s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Corp. could be subject to additional costs and/or the write-off of its investment in the project or improvement.

     Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Corp.'s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

     The ownership and operation of nuclear facilities, including TXU Corp.'s ownership and operation of the Comanche Peak generation plant, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks:

     o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

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

     o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

     o Nuclear Accident Risk - Although the safety record of Comanche Peak and other nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the US and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Corp.'s resources, including insurance coverage.

     TXU Corp. is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Corp. is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Corp. may incur significant additional costs to comply with these requirements. If TXU Corp. fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Corp. or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions.

     TXU Corp. may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Corp. fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Corp.'s older facilities, including base load lignite and coal plants, it may be uneconomical for TXU Corp. to install the necessary equipment, which may cause TXU Corp. to shut down those facilities.

     In addition, TXU Corp. may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Corp. may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could fail to meet its indemnification obligations to TXU Corp.

     TXU Corp. is obligated to offer the price-to-beat rate to requesting residential and small business customers in the historical service territory of its incumbent utility through January 1, 2007. TXU Corp. is not permitted to offer electricity to the residential customers in the historical service territory at a price other than the price-to-beat rate until January 1, 2005, unless before that date the Commission determines that 40% or more of the amount of electric power consumed by residential customers in that area is committed to be served by REPs other than TXU Corp. Because TXU Corp. will not have the same level of residential customer price flexibility as competitors in the historical service territory, TXU Corp. could lose a significant number of these customers to other providers. In addition, at times, during this period, if the market price of power is lower than TXU Corp.'s cost to produce power, TXU Corp. would have a limited ability to mitigate the loss of margin caused by its loss of customers by selling power from its power production facilities.

     The initial price-to-beat rates for the affiliated REPs, including TXU Corp.'s, were established by the Commission on December 7, 2001. Pursuant to Commission regulations, the initial price-to-beat rate for each affiliated REP was 6% less than the average rates in effect for its incumbent utility on January 1, 1999, adjusted to take into account a new fuel factor as of December 31, 2001.

     Other REPs are allowed to offer electricity to TXU Corp.'s residential customers at any price. The margin or "headroom" available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of delivery charges and the price that REP pays for power. Headroom may be a positive or a negative number. The higher the amount of positive headroom for competitive REPs in a given market, the more incentive those REPs would have to compete in providing retail electric services in that market, which may result in TXU Corp. losing customers to competitive REPs.

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

     The results of TXU Corp.'s retail electric operations in the historical service territory is largely dependent upon the amount of headroom available to TXU Corp. and the competitive REPs in TXU Corp.'s price-to-beat rate. Since headroom is dependent, in part, on power production and purchase costs, TXU Corp. does not know nor can it estimate the amount of headroom that it or other REPs will have in TXU Corp.'s price-to-beat rate or in the price-to-beat rate for the affiliated REP in each of the other Texas retail electric markets.

     There is no assurance that future adjustments to TXU Corp.'s price-to-beat rate will be adequate to cover future increases in its costs of electricity to serve its price-to-beat rate customers or that TXU Corp.'s price-to-beat rate will not result in negative headroom in the future.

     In most retail electric markets outside the historical service territory, TXU Corp.'s principal competitor may be the retail affiliate of the local incumbent utility company. The incumbent retail affiliates have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Corp. may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Corp. and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Corp. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Corp. to enter these markets.

     A number of energy utilities in states other than Victoria and South Australia continue to be owned by state governments. The privatization of any of these utilities could result in new, more commercially-focused competitors in TXU Australia's markets, some of which may have larger capital bases and other competitive advantages compared to TXU Australia. In addition, as the regulatory developments in TXU Australia's markets continue to unfold, energy companies and other utilities that have not previously been competitors may enter TXU Australia's markets. The Australian energy industry has also been recently experiencing a degree of consolidation activity. If this consolidation activity continues, it may result in a smaller number of stronger competitors in the markets in which TXU Australia operates.

     TXU Corp. depends on transmission and distribution facilities owned and operated by other utilities, as well as its own such facilities, to deliver the electricity it produces and sells to consumers, as well as to other REPs. If transmission capacity is inadequate, TXU Corp.'s ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Corp. expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower headroom. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Corp.'s customers could negatively impact the satisfaction of its customers with its service.

     TXU Corp. offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. The prices TXU Corp. charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, could differ from TXU Corp.'s underlying cost to obtain the commodities or services.

     The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. TXU Corp. is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned.

     Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Corp.'s. While demand for electric energy services is generally increasing throughout the US, the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where TXU Corp. has facilities will likely increase the competitiveness of the wholesale power market in those regions. In addition, the market value of TXU Corp.'s power production and/or energy transportation facilities may be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Corp.'s facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

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

     TXU Corp. is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Corp.'s consolidated assets are held by these subsidiaries. Accordingly, TXU Corp.'s cash flows and ability to meet its obligations and to pay dividends are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Corp. in the form of distributions, loans or advances, and repayment of loans or advances from TXU Corp. The subsidiaries are separate and distinct legal entities and have no obligation to provide TXU Corp. with funds for its payment obligations, whether by dividends, distributions, loans or otherwise.

     Because TXU Corp. is a holding company, its obligations to its creditors are structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries. Therefore, TXU Corp.'s rights and the rights of its creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Corp. may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Corp.

     The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Corp.'s ability to sustain and grow its businesses, which are capital intensive, and would increase its capital costs. TXU Corp. relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. TXU Corp.'s access to the financial markets could be adversely impacted by various factors, such as:

     o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;
     o   inability to access commercial paper markets;
     o a deterioration of TXU Corp.'s credit or a reduction in TXU Corp.'s credit ratings or the credit ratings of its subsidiaries;
     o extreme volatility in TXU Corp.'s markets that increases margin or credit requirements;
     o   a material breakdown in TXU Corp.'s risk management procedures;
     o prolonged delays in billing and payment resulting from delays in switching customers from one REP to another; and
     o the occurrence of material adverse changes in TXU Corp.'s businesses that restrict TXU Corp.'s ability to access its liquidity facilities.

     A lack of necessary capital and cash reserves could adversely impact the evaluation of TXU Corp.'s credit worthiness by counterparties and rating agencies. Further, concerns on the part of counterparties regarding TXU Corp.'s liquidity and credit could limit its portfolio management activities.

     As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and delivery location and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Corp. believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Corp.'s financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Corp. cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically.

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

     TXU Corp. is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, a number of lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters. In addition, TXU Corp.'s decision to exit all of its operations in Europe, as well as the administration proceeding, have resulted in notices of various claims or potential claims and might result in lawsuits by the creditors of or others associated with TXU Europe. Such current and potential legal proceedings could result in payments of judgment or settlement amounts.

     The market price of TXU Corp.'s common stock has been volatile in the past, and a variety of factors could cause the price to fluctuate in the future. In addition to the matters discussed above and in TXU Corp.'s other filings under the Securities Exchange Act of 1934, as amended, the following could impact the market price for TXU Corp.'s common stock:

    o   developments related to TXU Corp.'s businesses;
    o   fluctuations in TXU Corp.'s results of operations;
    o   the level of dividends;
    o   TXU Corp.'s debt to equity ratios and other leverage ratios;
    o   effect of significant events relating to the energy sector in general;
    o   sales of TXU Corp. securities into the marketplace;
    o general conditions in the industry and the energy markets in which TXU Corp. is a participant;
    o   the worldwide economy;
    o   an outbreak of war or hostilities;
    o a shortfall in revenues or earnings compared to securities analysts' expectations;
    o   changes in analysts' recommendations or projections; and
    o   actions by credit rating agencies.

     Fluctuations in the market price of TXU Corp.'s common stock may be unrelated to TXU Corp.'s performance. General market declines or market volatility could adversely affect the price of TXU Corp.'s common stock and the current market price may not be indicative of future market prices.

     The issues and associated risks and uncertainties described above are not the only ones TXU Corp. may face. Additional issues may arise or become material as the energy industry evolves.


FORWARD-LOOKING STATEMENTS

      This report and other presentations made by TXU Corp. and its subsidiaries (collectively, TXU Corp.) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Although TXU Corp. believes that in making any such statement its expectations are based on reasonable assumptions, any such statement involves uncertainties and is qualified in its entirety by reference to the risks discussed in TXU Corp.'s 2003 Form 10-K under "RISK FACTORS THAT MAY AFFECT FUTURE RESULTS" and factors contained in the Forward-Looking Statements section of Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in
TXU Corp.'s 2003 Form 8-K, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statements.

      Any forward-looking statement speaks only as of the date on which it is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. to predict all of them; nor can TXU Corp. assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.


                                       55